UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
Ecovyst Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders and

2023 proxy statement

Your Catalyst for Positive Change™

Valleybrooke Corporate Center 300 Lindenwood Drive Malvern, Pennsylvania 19355-1740
April 13, 2023
Dear Stockholder:
We cordially invite you to attend our 2023 Annual Meeting of Stockholders on Wednesday, May 10, 2023 at 8:30 a.m. (Eastern Time), to be held at our offices at 280 Cedar Grove Road, Conshohocken, Pennsylvania 19428.
The proxy statement accompanying this letter describes the business we will consider at the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
We hope that you will be able to join us on May 10th.
Sincerely,

Kurt J. Bitting
Director and Chief Executive Officer
2023 PROXY STATEMENT

Valleybrooke Corporate Center 300 Lindenwood Drive Malvern, Pennsylvania 19355-1740
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Ecovyst Inc. (the “Company”) will be held at our offices at 280 Cedar Grove Road, Conshohocken, Pennsylvania 19428 on Wednesday, May 10, 2023 at 8:30 a.m. (Eastern Time) for the following purposes as further described in the proxy statement accompanying this notice:
•	To elect the three Class III director nominees specifically named in the proxy statement, each to serve for a term of three years.
•	To hold an advisory vote on the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”).
•	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.
•	To consider any other business properly brought before the Annual Meeting.
Stockholders of record at the close of business on March 13, 2023 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.
To attend the Annual Meeting, you must demonstrate that you were an Ecovyst stockholder as of the close of business on March 13, 2023, or hold a valid proxy for the Annual Meeting from such a stockholder. The proxy card includes an admission ticket to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Ecovyst stock as of March 13, 2023. All stockholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.
By Order of the Board of Directors,

Joseph S. Koscinski
Secretary
Malvern, Pennsylvania
April 13, 2023
2023 PROXY STATEMENT

2023 PROXY STATEMENT

2023 PROXY STATEMENT

ECOVYST INC.
PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
May 10, 2023
8:30 a.m. (Eastern Time)
INTRODUCTION
This Proxy Statement provides information for stockholders of Ecovyst Inc. (“we,” “us,” “our,” “Ecovyst” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for use at the Company’s annual meeting of stockholders to be held at our offices at 280 Cedar Grove Road, Conshohocken, Pennsylvania 19428 on Wednesday, May 10, 2023 at 8:30 a.m. (Eastern Time), and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1.	To elect the three Class III director nominees specifically named in this Proxy Statement, each to serve for a term of three years (Proposal 1).
2.	To hold an advisory vote on the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”) (Proposal 2).
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023 (Proposal 3).
4.	To consider any other business properly brought before the Annual Meeting.
This Proxy Statement, the proxy card and the Annual Report to stockholders for the fiscal year ended December 31, 2022 are being first mailed to stockholders on or about April 13, 2023.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON MAY 10, 2023: THIS PROXY STATEMENT, THE ANNUAL
REPORT AND THE FORM 10-K FOR FISCAL 2022 ARE AVAILABLE AT WWW.PROXYVOTE.COM.
2023 PROXY STATEMENT	1

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Although we encourage you to read this Proxy Statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will take place at our offices at 280 Cedar Grove Road, Conshohocken, Pennsylvania 19428 on May 10, 2023 at 8:30 a.m. (Eastern Time). Stockholders are invited to participate at the Annual Meeting and are requested to vote on the proposals described herein.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•	the election of the three Class III director nominees specifically named in this Proxy Statement, each to serve for a term of three years;
•	an advisory vote on the say-on-pay proposal; and
•	the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.
We will also consider other business properly brought before the Annual Meeting.
What shares can I vote?
You may vote all shares of Common Stock that you owned as of the close of business on the record date, March 13, 2023. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank, or other nominee. The proxy card will indicate the number of shares that you are entitled to vote.
As of March 13, 2023, there were 120,010,952 shares of Common Stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at Valleybrooke Corporate Center, 300 Lindenwood Drive, Malvern, Pennsylvania 19355 for a period of at least ten days prior to the Annual Meeting.
What is the difference between being a stockholder of record and a beneficial owner of shares held in street name?
Many of our stockholders hold their shares through brokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner of shares held in street name.
Stockholder of record: If your shares are registered directly in your name with Ecovyst’s transfer agent, American Stock Transfer and Trust Company, LLC, you are the stockholder of record with respect to those shares and the proxy materials were sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individual named on the proxy card and to vote at the Annual Meeting.
Beneficial owner of shares held in street name: If your shares are held in a brokerage account or by a bank or other nominee, then you are the “beneficial owner of shares held in street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As a beneficial owner, you have the right to instruct the broker, bank or other nominee holding your shares how to vote your shares.
2	2023 PROXY STATEMENT

How do I vote?
There are four ways to vote:
•
In Person. You may vote in person at the Annual Meeting by requesting a ballot from an usher. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the broker, bank or other nominee that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the broker, bank or other nominee that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•
Online. You may vote by proxy by visiting www.proxyvote.com and entering the control number found on your proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•
Phone. You may vote by proxy by calling the toll free number found on your proxy card. The availability of phone voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•	Mail. You may vote by proxy by filling out your proxy card and returning it in the envelope provided.
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. Even if you plan on attending the Annual Meeting in person, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.
Can I change my vote or revoke my proxy?
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.
•
In Person. You may revoke your proxy and change your vote by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to our Secretary at 300 Lindenwood Drive, Malvern, Pennsylvania 19355.

•	Online. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
•	Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
•
Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card received prior to the Annual Meeting will be counted.

What happens if I do not instruct how my shares should be voted?
Stockholders of record. If you are a stockholder of record and you:
•	indicate when voting online or by phone that you wish to vote as recommended by the Board; or
•	sign and return a proxy card without giving specific instructions, then the person named as proxy holder, Joseph S. Koscinski, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as he may determine in his best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, then the broker, bank or other nominee that holds your shares may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.
2023 PROXY STATEMENT	3

What are routine and non-routine proposals?
The following proposal is considered a routine matter:
•	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023 (Proposal 3).
A broker, bank or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.
The following proposals are considered non-routine matters:
•	Election of directors (Proposal 1); and
•	Advisory vote on the say-on-pay proposal (Proposal 2).
If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals 1 and 2.
What constitutes a quorum for the Annual Meeting?
The presence at the meeting, online or by proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.
What vote is required to approve each proposal?
Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast. Therefore, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.
Proposal 2: Advisory vote on the say-on-pay proposal. Generally, approval of any matter presented to stockholders (other than the election of directors) requires the affirmative vote of a majority of the votes cast on the matter. However, because this proposal asks for a non-binding, advisory vote, there is no “required” vote that would constitute approval.
Proposal 3: Ratification of PwC. The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.
What effect will broker non-votes and abstentions have?
Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of Proposals 1 and 2. No broker non-votes are expected in connection with Proposal 3.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the proxy card and the Annual Report, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our Common Stock, please call us at (484) 617-1200 or send an email to InvestorRelations@ecovyst.com.
4	2023 PROXY STATEMENT

BOARD OF DIRECTORS
PROPOSAL 1
ELECTION OF DIRECTORS
Ecovyst has a classified Board currently consisting of three directors with terms expiring in 2023 (Class III), four directors with terms expiring in 2024 (Class I), and three directors with terms expiring in 2025 (Class II). At each annual meeting of stockholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. Kurt J. Bitting, David A. Bradley and Timothy Walsh are the current Class III directors whose terms expire at the Annual Meeting. Mr. Walsh has decided not to stand for re-election and has submitted a resignation from the Board, effective immediately prior to the Annual Meeting. As a result of Mr. Walsh’s decision to not stand for re-election, the Board has set the number of directors comprising the Board to nine members, effective as of the start of the Annual Meeting.
Our Board has nominated, and stockholders are being asked to re-elect, Messrs. Bitting and Bradley for three-year terms expiring at our 2026 annual meeting of stockholders. The Board has also nominated Kevin M. Fogarty, who has submitted a conditional resignation as a Class I director effective as of immediately prior to the Annual Meeting, for election as a Class III director for a three-year term expiring at our 2026 annual meeting of stockholders. Mr. Fogarty’s conditional resignation as a Class I director and nomination for election as a Class III director is for the purpose of rebalancing the Board class composition so each class consists of three directors. If elected, the nominees will each hold office until our 2026 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.
Each of the above nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his term as a director.
All of our nominees have served previously on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.
The Board recommends a vote FOR the election of each of the director nominees.
The following table sets forth the name, age and class, as of April 13, 2023, of individuals who currently serve as directors on our Board.
Name	Age	Position	Class
Kevin M. Fogarty(1)	57	Non-Executive Chairman	Class I
Jonny Ginns	49	Director	Class I
Kyle Vann	75	Director	Class I
Anna C. Catalano	63	Director	Class I
Robert Coxon	75	Director	Class II
Susan F. Ward	62	Director	Class II
Bryan K. Brown	55	Director	Class II
Kurt J. Bitting	47	Director and CEO	Class III
David A. Bradley	52	Director	Class III
Timothy Walsh(2)	60	Director	Class III
(1)	Nominated for election as a Class III director. Mr. Fogarty has submitted a conditional resignation as a Class I director effective as of immediately prior to the Annual Meeting.
(2)	Mr. Walsh has decided not to stand for re-election and has submitted a resignation from the Board, effective immediately prior to the Annual Meeting.
2023 PROXY STATEMENT	5

Class III – Directors with Terms Expiring in 2023

KURT J. BITTING Age: 47 Director and Chief Executive Officer
Kurt J. Bitting has served on our Board since April 2022. Mr. Bitting became our Chief Executive Officer in April 2022. Prior to that, he served as Vice President and President—Ecoservices (formerly Refining Services) beginning in March 2019. From September 2017 until February 2019, Mr. Bitting served as Vice President of Eco Services. Between May 2016 and August 2017, he was Business Director in the Eco Services business. Mr. Bitting also previously held management positions at Kinder Morgan, Inc., Sprint Corporation, Solvay USA Inc. and Eco Services Operations LLC. Mr. Bitting began his career in the U.S. Army where he served as a Company Commander in the 10th Mountain Division. Mr. Bitting was elected to serve as a member of the Board due to his extensive management and leadership experience.

DAVID A. BRADLEY Age: 52 Independent Director
David A. Bradley has served on our Board since April 2022. Since March 2019, Mr. Bradley has served as the President and Chief Executive Officer of SI Group. Prior to joining SI Group, Mr. Bradley served as President and CEO of Nexeo Solutions since 2011. Prior to that, Mr. Bradley spent seven years at Kraton Corporation, where he held several executive positions, including Chief Operating Officer, Vice President of Global Operations, and Vice President of Business Transformation. Because of his extensive experience in the chemicals sector and his extensive management and leadership experience, we believe Mr. Bradley is well qualified to serve on our Board.

TIMOTHY WALSH Age: 60 Independent Director
Timothy Walsh has served on our Board since 2014. Mr. Walsh is a Managing Director of CCMP Capital Advisors, LP (“CCMP”), where he focuses on making investments in the industrial sector. Prior to joining CCMP upon its formation in August 2006, Mr. Walsh was with J.P. Morgan Partners, LLC and its predecessors from 1993 until 2006. Prior to that, Mr. Walsh worked on various industry-focused client teams within The Chase Manhattan Corporation. Since 2017, Mr. Walsh has served on the Board of Directors of Hayward Group, Inc. and currently serves on and is chair of its Nominating and Corporate Governance Committee. Mr. Walsh previously served on the boards of directors of Milacron Holdings Corp. from 2012 until 2019. Because of his knowledge of the industrial sector and his extensive experience in business and finance, we believe Mr. Walsh is well qualified to serve on our Board. Mr. Walsh has decided not to stand for re-election to our Board and has submitted a resignation from the Board, effective immediately prior to the Annual Meeting.

6	2023 PROXY STATEMENT

Class I – Directors with Terms Expiring in 2024

KEVIN M. FOGARTY Age: 57 Non-Executive Chairman and Independent Director
Kevin M. Fogarty became a director and our Chairman in April 2022 and he became chairman of our Nominating and Corporate Governance Committee in July 2022. Until March 2022, Mr. Fogarty served as Kraton Corporation’s President and Chief Executive Officer, beginning in January 2008, and as a member of Kraton Corporation’s board of directors, beginning in September 2009. From May 2005 to December 2007, he served as Kraton Corporation’s Executive Vice President of Global Sales and Marketing. From May 2004 to April 2005, Mr. Fogarty served as President, Polymers and Resins, of Invista. From 1991 to April 2004, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies. Mr. Fogarty serves as Chairman of the board of directors of P.H. Glatfelter Company, where he also is a member of its Compensation Committee. Since 2022, he also has served on the board of directors of OPAL Fuels Inc., where he also serves on its Audit and Compensation Committees. He formerly has served as a director of Curculus, Inc., and the American Chemistry Council. Because of his extensive experience in the chemicals sector and his extensive management and leadership experience, we believe Mr. Fogarty is well qualified to serve on our Board.

ANNA C. CATALANO Age: 63 Independent Director
Anna C. Catalano has served on our Board since July 2022. Ms. Catalano has over 30 years of business experience, including senior roles at BP plc and its predecessor company, Amoco Corporation, until her retirement in 2003 and two decades of public and private board service. She co-founded The World Innovation Network, a nonprofit network of innovators to work toward global prosperity, and continued to work with that organization until 2021. She currently also serves on the boards of directors of HF Sinclair Corporation, where she is a member of the Nominating/Governance and Compensation Committees, Frontdoor, Inc., where she is the chair of the Compensation Committee, and Hexion, Inc. Previously, she served on the boards of directors of Willis Towers Watson, Kraton Corporation, Mead Johnson Nutrition and Chemtura Corporation. Because of her experience in, and knowledge of, the refining sector, including with respect to both traditional and renewable fuels, and extensive experience serving as both a public and private company director, we believe Ms. Catalano is well qualified to serve on our Board.

JONNY GINNS Age: 49 Independent Director
Jonny Ginns has served on our Board since 2010. Mr. Ginns joined INEOS Group (“INEOS”) in 2006 as the Group General Counsel, having worked as an external lawyer for INEOS for a number of years before that. He has experience across a wide range of fields, including mergers & acquisitions, disposals, joint ventures, litigation, finance and employee benefits, and acts as a director for a number of INEOS entities. He also is a director of Mercedes Benz Grand Prix Limited. Because of his significant core business skills, including financial and strategic planning, we believe Mr. Ginns is well qualified to serve on our Board.

2023 PROXY STATEMENT	7

KYLE VANN Age: 75 Independent Director
Kyle Vann has served on our Board since 2014. Mr. Vann provided consulting services to Entergy Corporation between 2005 and 2020. He also served for 25 years in various senior leadership positions at Koch Industries, including as the Chief Executive Officer of Entergy-Koch LP, a joint venture between Koch Industries and Entergy Corporation. Before joining Koch Industries, Mr. Vann worked at Humble Oil and Refining Company (which later became part of Exxon) as a refinery engineer. Mr. Vann currently serves on the board of directors of EnLink Midstream, LLC, where he is Chair of its Governance and Compensation and Conflicts Committees. From 2006 to 2019, he served on the boards of EnLink Midstream Partners LP. and Legacy Reserves LP. Because of his extensive experience in exploration and production, midstream, energy services and trading, we believe Mr. Vann is well qualified to serve on our Board.

8	2023 PROXY STATEMENT

Class II – Directors with Terms Expiring in 2025

ROBERT COXON Age: 75 Independent Director
Robert Coxon has served on our Board since 2007. Mr. Coxon was previously a Senior Advisor to The Carlyle Group, assisting buyout teams in Europe, the United States, the Middle East and Asia until 2013. In that role, he advised Carlyle in making and managing investments in the chemicals sector and was based in London. Prior to joining Carlyle, Mr. Coxon was the Senior Vice President of ICI and the Chief Executive Officer of Synetix, a leading global catalyst company. From 2003 until 2017, Mr. Coxon served as the Chairman of the UK Centre for Process Innovation, an international research center in printable electronics, bio-processing and low carbon energy. Because of his extensive experience in the chemicals sector, we believe Mr. Coxon is well qualified to serve on our Board.

SUSAN F. WARD Age: 62 Independent Director
Susan F. Ward has served on our Board since 2020. A respected accounting professional, Ms. Ward spent 27 years serving in a variety of roles at United Parcel Service, Inc., most recently as its Chief Accounting Officer from 2015 until her retirement in 2019. Prior to her tenure at UPS, Ms. Ward spent 10 years at Ernst & Young in Assurance Services. Ms. Ward has served on the board of Saia, Inc. since 2019 and currently serves as the chairperson of its Audit Committee. Since 2021, she also has served as a member of the board of Global Business Travel Group, Inc., where she also serves as chairperson of its Audit Committee and as a member of its Risk Management and Compliance Committee. She was elected to serve as a member of our Board as a result of her years of experience as a senior financial executive of a multi-national business, as well as her public accounting experience.

BRYAN K. BROWN Age: 55 Independent Director
Bryan K. Brown has served on our Board since April 2022. Mr. Brown has served as a partner at Jones Day in its Financial Markets – Capital Markets practice since 2019. Prior to joining Jones Day, Mr. Brown served as a partner at Reed Smith from November 2013 to April 2019, at Thompson Knight from March 2012 to November 2013, and Porter Hedges from May 1998 to February 2012. Mr. Brown currently serves as a member of the board of advisors of the College of Business at Sam Houston University and The John Cooper School, where he is a member of the Audit Committee. Prior to entering private practice, Mr. Brown worked at the Division of Corporate Finance at the U.S. Securities and Exchange Commission. Mr. Brown is an active member of the National Association of Corporate Directors (“NACD”), and is NACD Directorship Certified™. Because of his extensive experience advising public companies and his extensive leadership experience, we believe that Mr. Brown is well qualified to serve on our Board.

2023 PROXY STATEMENT	9

DIRECTOR COMPENSATION
Director Compensation
In accordance with our non-employee director compensation policy, which has been in place since the time of our initial public offering, each of our non-employee directors who is not an employee of CCMP or INEOS is compensated as follows:
•	Each eligible non-employee director receives an annual cash retainer of $50,000.
•	The chairperson of the audit committee receives an additional annual cash retainer of $20,000.
•	The chairperson of each other committee, to the extent eligible for compensation under the policy, receives an additional annual cash retainer of $15,000.
•
Each eligible non-employee director receives an annual equity grant in the form of restricted stock units with a grant date fair value of $200,000. The terms of each such award are set forth in an award agreement between each director and us, which generally provides for vesting after one year of continued service as a director or upon an earlier occurrence of a change in control.

Our Non-Executive Chairman, Mr. Fogarty, receives the standard director pay package outlined above, plus a $250,000 fee differential for his service as Non-Executive Chairman. The fee differential is paid in the form of an additional annual cash retainer of $50,000 and additional restricted stock units with a grant date fair value of $200,000. As is the case with the restricted stock units granted to other non-employee directors, the restricted stock units which form a part of the fee differential provide for vesting after one year of continued service as director or upon an earlier occurrence of a change in control.
All cash and equity awards granted under the non-employee director compensation policy are granted under, and subject to the limits of, the Ecovyst Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Plan”). Annual cash retainers are paid quarterly in arrears.
In 2022, we did not pay any additional remuneration for director service to any of our directors who were either our officers or who were employees of CCMP or INEOS. However, all directors were reimbursed for reasonable travel and lodging expenses incurred to attend meetings of our Board or committees thereof.
On January 17, 2022, the Company granted 19,436 restricted stock units to each of Messrs. Coxon and Vann and to Ms. Ward. Each award vests subject to the director’s continued service through January 5, 2023 (or upon an earlier occurrence of a change in control). On May 3, 2022, the Company granted 39,800 restricted stock units to Mr. Fogarty and 19,900 restricted stock units to each of Messrs. Brown and Bradley. Each award vests subject to the director’s continued service through May 3, 2023 (or upon an earlier occurrence of a change in control). On July 29, 2022, the Company granted 14,706 restricted stock units to Ms. Catalano. This award vests subject to Ms. Catalano’s continued service through July 29, 2023 (or upon an earlier occurrence of a change in control).
Stock Ownership Guidelines for Non-Employee Directors
Under our stock ownership guidelines applicable to our executive officers, each of our non-employee directors is expected to have ownership of Company stock in an amount equal to at least $625,000. Non-employee directors subject to the guidelines have five years to achieve the required ownership levels and, until they satisfy their ownership requirements, are subject to a holding requirement with respect to 50% of the shares they acquire upon the vesting or exercise of equity-based awards (on an after-tax basis). Non-employee directors who do not receive compensation for their service on the Board are not subject to these guidelines.
10	2023 PROXY STATEMENT

The following table summarizes the ownership of our Common Stock as of December 31, 2022 by our directors who were serving on our Board as of December 31, 2022 and who are subject to our stock ownership guidelines:
Name	Ownership Requirement	Ownership(1)
Robert Coxon	$625,000	2.65x
Anna Catalano(2)	$625,000	0.22x
Kyle Vann	$625,000	2.53x
David Bradley(3)	$625,000	0.59x
Bryan Brown(4)	$625,000	0.29x
Kevin Fogarty(5)	$625,000	1.18x
Susan F. Ward(6)	$625,000	0.69x
(1)	Calculated using the average trading price of $9.21 during the 90-day period preceding December 31, 2022, in accordance with the terms of our stock ownership guidelines.
(2)	Ms. Catalano joined our Board on July 27, 2022 and therefore has until July 27, 2027 to satisfy the stock ownership requirement.
(3)	Mr. Bradley joined our Board on April 27, 2022 and therefore has until April 27, 2027 to satisfy the stock ownership requirement.
(4)	Mr. Brown joined our Board on April 27, 2022 and therefore has until April 27, 2027 to satisfy the stock ownership requirement.
(5)	Mr. Fogarty joined our Board on April 27, 2022 and therefore has until April 27, 2027 to satisfy the stock ownership requirement, although he satisfied the requirement as of December 31, 2022.
(6)	Ms. Ward joined our Board on June 1, 2020 and therefore has until June 1, 2025 to satisfy the stock ownership requirement.
Director Compensation Table
The following table sets forth certain information with respect to cash compensation and stock awards granted to our non-employee directors in 2022. Directors who are employees of CCMP or INEOS do not receive compensation. Mr. Bitting did not receive compensation in respect of his service on our Board in 2022. The compensation that he received in his capacity as an executive officer of the Company is reported in the Summary Compensation Table below.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Christopher Behrens(4)	—	—	—	—	—
David A. Bradley	$34,203	$199,995	—	—	$234,198
Greg Brenneman(5)	—	—	—	—	—
Bryan K. Brown	$34,203	$199,995	—	—	$234,198
Anna C. Catalano	$21,467	$150,001	—	—	$171,468
Robert Coxon(6)	$65,000	$199,996	—	$41,584	$306,580
Martin S. Craighead(7)	$28,668	$199,996	—	$41,584	$270,248
Kevin M. Fogarty	$74,847	$399,990	—	—	$474,837
Andy Currie(8)	—	—	—	—	—
Jonny Ginns	—	—	—	—	—
Mark McFadden(9)	—	—	—	—	—
Kyle Vann	$50,000	$199,996	—	$41,584	$291,580
Susan F. Ward	$70,000	$199,996	—	$41,584	$311,580
Timothy Walsh(10)	—	—	—	—	—
(1)
As described above, Ms. Ward and Messrs. Fogarty and Coxon received an additional annual retainer for their service as committee chairs. Ms. Ward served as chair of the Audit Committee and received an additional retainer of $20,000 for such service. Mr. Coxon served as the chair of the Health, Safety, Environment and Security Committee and received an additional retainer of $15,000 for such service. Mr. Fogarty served as chair of the Nominating and Corporate Governance Committee beginning on July 27, 2022 and is entitled to receive an additional annual retainer of $15,000 for such service. The actual amount paid to Mr. Fogarty for his service as chair of the Nominating and Corporate Governance Committee in 2022 was $6,440. As described above, Mr. Fogarty receives the standard director pay package outlined above plus a $250,000 annual fee differential for his service as Non-Executive Chairman. The fee differential is paid in the form of an additional annual cash retainer of $50,000 and additional restricted stock units with a grant date fair value of $200,000. The actual cash fee differential amount paid to Mr. Fogarty for his service as Non-Executive Chairman in 2022 was $34,203.

2023 PROXY STATEMENT	11

(2)
As required by Securities and Exchange Commission (“SEC”) rules, amounts shown present the aggregate grant date fair value of restricted stock unit awards granted to our non-employee directors during 2022, calculated in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2022.

(3)
Amounts represent dividend equivalents received by such directors upon the vesting of their 12,995 outstanding restricted stock units in January 2022, related to the Board’s declaration of a special dividend of $3.20 per share in August 2021 in connection with the sale of the Performance Chemicals business.

(4)	Mr. Behrens did not stand for re-election to our Board in 2022 and therefore left our Board effective on May 26, 2022.
(5)	Mr. Brenneman resigned from our Board effective on July 27, 2022.
(6)
As of December 31, 2022, Mr. Coxon held 25,476 outstanding unvested restricted shares subject to performance vesting; and the following directors held outstanding unvested time-vesting restricted stock units: Mr. Fogarty, 39,800; Mr. Bradley, 19,900; Mr. Brown, 19,900; Ms. Catalano, 14,706; Mr. Coxon, 19,436; Mr. Vann, 19,436 and Ms. Ward, 19,436. On March 7, 2023, Mr. Coxon’s 25,476 unvested restricted shares were forfeited due to the failure of the performance condition associated with such restricted shares.

(7)
Mr. Craighead resigned from our Board effective on July 27, 2022 and as a result such resignation, the 19,436 restricted stock units that the Company granted to Mr. Craighead in January 2022 were forfeited.

(8)	Mr. Currie resigned from our board on effective on December 31, 2022.
(9)	Mr. McFadden resigned from our Board effective on December 31, 2022.
(10)	Mr. Walsh has submitted a resignation from our Board, effective as of immediately prior to the Annual Meeting, and will not stand for re-election to our Board in 2023.
12	2023 PROXY STATEMENT

CORPORATE GOVERNANCE
General Governance Framework
The framework for the governance of our Company is set forth in our Second Restated Certificate of Incorporation (as amended and corrected), our Second Amended and Restated Bylaws (“Bylaws”), the charters of the Committees of our Board and our Corporate Governance Guidelines.
Our Corporate Governance Guidelines set forth a series of governance practices that we believe promote effective oversight of the Company. Among other things, these guidelines provide for:
•
the criteria for membership on the Board, including the requirement for the independence of directors as required by the standards of the New York Stock Exchange and the desirable skills that members of the Board should possess;

•
the compensation to be paid to Board members and the requirement that a portion of Board Members’ compensation be in the form of Company stock or stock-based instruments in order to align with the interests of stockholders;

•	regular meetings of non-management directors;
•	access by the Board to members of management and to outside advisers, as appropriate;
•	Board refreshment through Board retirement and tenure policies; and
•	the Board’s evaluation of its performance on an annual basis.
The Board also has adopted a Code of Conduct that applies to the Board and all employees of the Company and a Code of Ethics for Senior Executive and Financial Officers, both of which are designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. In accordance with SEC rules, we intend to disclose any future amendments (other than any technical, administrative, or non-substantive amendment) to, or waivers from, the codes applicable to the Company's Senior Executive and Financial Officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC. Additional information regarding these and other governance guidelines and practices is set forth below, and the documents referred to in this General Governance Framework section are available on the Management and Governance section of our Investor Relations website at https://investor.ecovyst.com.
Board Structure, Meetings and Executive Sessions
Our Board currently consists of 10 members, with Mr. Fogarty serving as Non-Executive Chairman of the Board. As a result of Mr. Fogarty’s election as our Non-Executive Chairman in April 2022, the Board decided to remove the prior designation of Mr. Walsh as Lead Independent Director, and Mr. Fogarty now leads all meetings of the Board and of its non-management directors. Following Mr. Walsh’s resignation effective immediately prior to our Annual Meeting, the Board will consist of nine members. Our Board and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its stockholders. During 2022, the Board held 11 meetings and also approved certain actions by unanimous written consent. During 2022, each director except for Ms. Catalano attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served. We encourage, but do not require, our directors to attend annual meetings of stockholders.
Consistent with our Corporate Governance Guidelines, our Board and its committees are afforded access to such of our employees as the Board or such committees deem necessary to effectively oversee the management of the Company. At each of our regularly scheduled Board and committee meetings, members of our executive management team are available to and regularly provide our Board and its committees with information regarding their respective businesses and functions and the Board members have the opportunity to pose questions to such executives. As applicable, members of the executive management team and other employees of
2023 PROXY STATEMENT	13

the Company (including, but not limited to, our Director of Internal Audit, our Treasurer and our Controller) also attend meetings of the Board committees and provide information to such committees regarding their respective functions.
Also consistent with our Corporate Governance Guidelines, the Board and its committees have the opportunity to engage outside advisers to provide such advice as the Board or its committees requires to effectively oversee the management of the Company.
Periodically throughout the year, the non-employee and independent directors meet in executive session without members of management present. These meetings allow such directors to discuss issues of importance to the Company, including the business and affairs of the Company and matters concerning management, without any member of management present. Since his election as our Non-Executive Chairman, Mr. Fogarty has presided over all such meetings of non-employee and independent directors and during the period prior to Mr. Fogarty’s service on the Board, Mr. Walsh, when he served as Lead Independent Director, presided over such meetings. During 2022, the non-employee and independent directors met without management present on six occasions.
Committees and Committee Composition
During fiscal 2022, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Health, Safety, Environment and Security Committee. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. Consistent with our Corporate Governance Guidelines, the Board takes into consideration the particular skills of Board members when appointing members to each standing committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
The chairpersons of the standing Board committees regularly provide reports to the full Board regarding the topics of discussions of their respective committee meetings and actions taken at such committee meetings.
The table below provides information about the membership of our standing Board committees during fiscal 2022:
Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety, Environment and Security
Susan F. Ward	*
Jonny Ginns				X
Timothy Walsh		*
Andrew Currie(1)		X	X
Greg Brenneman(2)			*
Martin Craighead(3)			X	X
Kyle Vann	X	X
Robert Coxon	X			*
Kevin M. Fogarty(4)			*
David A. Bradley(5)		X		X
Bryan K. Brown(6)	X
Anna C. Catalano(7)			X
Number of meetings during fiscal 2022	6	3	2	2
(1)	Mr. Currie resigned from the Board effective December 31, 2022.
(2)	Mr. Brenneman served as chair of the Nominating and Corporate Governance Committee until his resignation from the Board effective July 27, 2022.
(3)
Mr. Craighead served as a member of the Nominating and Corporate Governance Committee and Health, Safety, Environment and Security Committee until his resignation from the Board effective July 27, 2022.

(4)	Mr. Fogarty became chairman of the Nominating and Corporate Governance Committee on July 27, 2022.
(5)	Mr. Bradley became a member of the Compensation Committee on April 27, 2022 and the Health, Safety, Environment and Security Committee on July 27, 2022.
14	2023 PROXY STATEMENT

(6)	Mr. Brown became a member of the Audit Committee on July 27, 2022.
(7)	Ms. Catalano became a member of the Nominating and Corporate Governance Committee on July 27, 2022.
*	Committee Chairperson
The table below provides information about the membership of our standing Board committees as of April 13, 2023:
Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety, Environment and Security
Susan F. Ward	*
Jonny Ginns(1)		X		X
Timothy Walsh		*
Kyle Vann	X	X
Robert Coxon	X			*
Bryan K. Brown	X		X
Anna C. Catalano			X
David A. Bradley		X		X
Kevin M. Fogarty			*
*	Committee Chairperson
(1)	Mr. Ginns was elected to the Compensation Committee effective January 1, 2023.
Audit Committee — The Audit Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Audit Committee’s duties and responsibilities are to:
•
appoint or replace, compensate and oversee the Company’s independent auditors, who will report directly to the Audit Committee, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•
pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions that are approved by the Audit Committee prior to the completion of the audit;

•
review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements;

•
discuss with management and the outside auditors any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles;

•
review and discuss with management our legal, regulatory and compliance programs, including procedures and practices relating to compliance with applicable anti-corruption and anti-bribery laws and swaps transactions;

•	oversee our Enterprise Risk Management program; and
•	review and discuss with management and the independent auditor any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.
The members of our Audit Committee currently are Susan F. Ward, Robert Coxon, Bryan K. Brown and Kyle Vann, with Ms. Ward serving as chairperson of the committee. Our Board has determined that Ms. Ward and Messrs. Brown, Coxon and Vann each meet the
2023 PROXY STATEMENT	15

independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the governance and listing standards of the New York Stock Exchange. All of the members of the Audit Committee are financially literate and Ms. Ward is also considered an “audit committee financial expert” within the meaning of the applicable rules of the SEC.
Compensation Committee — The Compensation Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Compensation Committee’s duties and responsibilities are to:
•
review the Company’s overall compensation strategy, including base salary, incentive compensation and equity-based grants, to provide for appropriate rewards and incentives for the Company’s management and employees;

•	review and approve corporate goals and objectives relevant to our Chief Executive Officer and other executive officer compensation;
•	evaluate the performance of our Chief Executive Officer and other executive officers in light of those goals and objectives;
•	determine and approve the compensation of the Chief Executive Officer and other executive officers of the Company; and
•	administer the Company’s equity-based plans and management incentive compensation plans and grant awards under such plans.
The Compensation Committee currently consists of Timothy Walsh, David A. Bradley, Johnny Ginns and Kyle Vann, with Mr. Walsh serving as the chairperson of the committee. Our Board has determined that each member of the Compensation Committee meets the independence requirements under the governance and listing standards of the New York Stock Exchange.
Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Nominating and Corporate Governance Committee’s duties and responsibilities are to:
•
identify individuals qualified to become Board members, receive nominations for such qualified individuals, recommend director nominees to the Board and recommend qualified individuals to serve as committee members on the various Board committees;

•	review our Corporate Governance Guidelines at least on an annual basis and recommend changes as necessary;
•
articulate to the directors what service on the Board entails, including reference to our Corporate Governance Guidelines and the basic responsibilities of directors with respect to attendance at Board meetings and advance review of meeting materials;

•	review the Company’s practices and policies regarding Board size, retirement and tenure requirements, Board refreshment and service of non-employee directors;
•	recommend to the Board and its committees the processes for annual evaluations of the Board and its committees;
•	oversee the Company’s ethics and compliance functions, including our Code of Conduct and Code of Ethics for Senior Executives and Financial Officers;
•	oversee Company policies with respect to significant issues of corporate public responsibility, including political contributions; and
•	review and approve all related party transactions to the extent such transactions are required to be disclosed in any public filings made by the Company pursuant to Item 404 of Regulation S-K.
The Nominating and Corporate Governance Committee currently consists of Kevin M. Fogarty, Anna C. Catalano and Bryan K. Brown, with Mr. Fogarty serving as the chairperson of the committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under the governance and listing standards of the New York Stock Exchange.
16	2023 PROXY STATEMENT

Health, Safety, Environment and Security Committee — The Health, Safety, Environment and Security Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Health, Safety, Environment and Security Committee’s duties and responsibilities are to:
•	review the Company’s health, safety, environmental, security and sustainability policies, initiatives and performance;
•	review management systems designed to ensure compliance with applicable laws, regulations and Company standards with respect to health, safety, environmental, security and sustainability matters;
•	review and provide input to the Company on the management of current and emerging health, safety, environmental, security and sustainability issues; and
•	to review the organization’s progress and performance in achieving goals, targets and objectives with respect to health, safety, environment, security and sustainability.
The Health, Safety, Environment and Security Committee currently consists of Robert Coxon, Jonny Ginns and David Bradley, with Mr. Coxon serving as chairperson of the committee.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. Mr. Walsh is employed by CCMP and Mr. Ginns is employed by INEOS. For additional information regarding transactions between INEOS and its affiliates and us, see “Transactions with Related Persons.”
Our Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Ecovyst. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Ecovyst. The Board believes that evaluating the executive team’s management of the various risks confronting Ecovyst is one of its most important areas of oversight.
In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and long-term plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures, senior management succession planning and enterprise risk management.
2023 PROXY STATEMENT	17

In connection with risk oversight, Board committees assist with the review, assessment and oversight of the Company’s risk management efforts. The chart below sets forth some examples of the roles Board committees play in risk oversight:
Committee	Risk Oversight Areas
Audit Committee
• The design adequacy and effectiveness of our internal controls
• Review of our earnings releases and quarterly and annual report filings with the SEC
• Reviews the Company’s enterprise risk management program and oversees the implementation of risk mitigations measures
• Oversees the integrity of the Company’s information technology systems and the adequacy of security measures taken to protect such systems

Compensation Committee
• Whether the Company’s compensation policies and practices provides appropriate incentives to management
• Whether the Company’s compensation policies and practices encourage undue or inappropriate risk taking by management
• Applying, if necessary, the clawback provisions of the 2017 Plan in the event of wrongdoing by members of management who have received incentive awards under the 2017 Plan
• Administration and oversight of stock ownership requirement for directors and executive officers
• Establishment of CEO and other executive officer compensation based on performance reviews

Nominating and Corporate Governance Committee	• Compliance with ethical requirements, including avoidance of conflicts of interest • Corporate public responsibility, including political contributions
Health, Safety, Environment and Security Committee
• Oversight of the Company’s programs and procedures to manage and mitigate HSES risks
• Ensuring that management recognizes and addresses emerging HSES issues and regulations
• Ensuring the Company conducts appropriate internal and external HSES auditing programs, assesses the results of such audits and implements corrective action for issues identified in such audits

Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.
Board Independence
Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the New York Stock Exchange and SEC rules. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the New York Stock Exchange. Our Board evaluates any relationships between each director or nominee and Ecovyst and makes an affirmative determination whether or not such director or nominee is independent. As a result of this review, our Board has affirmatively determined that each current member of our Board, with the exception of Mr. Bitting, our Chief Executive Officer, is independent under applicable laws and the corporate governance listing standards of the New York Stock Exchange.
18	2023 PROXY STATEMENT

Diversity and Board Expertise
We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, tenures, skills, character and expertise, particularly in the areas of leadership, operations, risk management, accounting and finance, strategic planning and the industries in which we operate, sufficient to provide sound and prudent guidance with respect to our operations and interests.
Our Board currently is comprised of 10 members, and we believe their ages, experiences, gender and ethnic diversities and skills collectively bring a broad range of outlooks and talents to their services to the Company. For example, four of our directors – or 40% of the Board – bring gender or ethnic diversity to the Board and a fifth member of our Board is an armed forces veteran. The illustrations below show the make-up of our Board based on age, Board tenure, independence, and gender and ethnic diversity.

AGE
MEDIAN AGE – 58.5

75
75
63
62
60
57
55
52
49
47
0
20
40
60
80

INDEPENDENCE

Independent
Not Independent
1
9

GENDER, RACIAL AND ETHNIC DIVERSITY

Female
Ethnic Diversity
Racial Diversity
White
2
1
1
6

LENGTH OF TENURE
MEDIAN TENURE – 2 YEARS

Less than 5 Years
5-10 Years
10+ years
2
2
6

2023 PROXY STATEMENT	19

We also strive to recruit and retain qualified directors who bring a diversity of thought and experience to our Board. The chart below shows certain of the various skills and experiences that our Board believes are important to the oversight of the Company and the number of Board members who bring such skill or experience to the Board.

Board Member Skills Matrix
Human Resources
2
Law
2
Strategic Planning
9
Risk Management
8
Public Company Boards
8
Manufacturing Operations
5
Investment, Private Equity, Capital Markets
6
HSES
5
Global Business
7
Executive Leadership
9
Engineering
4
Corporate Governance
7
Chemical Industry
7
Accounting and Finance
5
0
1
2
3
4
5
6
7
8
9
10

Board and Committee Annual Performance Reviews
Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. In addition, the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings. The Board and each committee of the Board conducts such performance reviews on an annual basis.
Director Nominations
Criteria and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee
Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee may receive suggestions for new directors from a number of sources, including Board members and our Chief Executive Officer, and may also, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The Corporate Governance Guidelines provide that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stakeholders. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee evaluates each individual in the context of the skills, character, diversity and expertise of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical and other information contained in this Proxy Statement.
20	2023 PROXY STATEMENT

Procedures for Recommendation of Director Nominees by Stockholders
The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with our Bylaws. Any stockholder may submit in writing a candidate for consideration for each stockholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days of such anniversary date, we must receive the notice no later than the close of business on the tenth day following the day on which the date of the annual meeting is first disclosed in a public announcement. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information and the information required by Section 1.2 of our Bylaws. Recommendations should be sent to c/o Secretary, Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
Board Leadership Structure
Under our Corporate Governance Guidelines, our Board may select a Chairperson at any time. Prior to April 2022, the roles of Chairman and Chief Executive Officer were combined. In April 2022, the Board decided to decouple these positions, and therefore the Company’s Chief Executive Officer no longer serves as Chairman. Instead, a non-employee director, Mr. Fogarty, was elected as our Board Non-Executive Chairman in April 2022. Following the election of Mr. Fogarty as Non-Executive Chairman, the Board also removed the designation of Mr. Walsh as Lead Independent Director. As non-Executive Chairman, Mr. Fogarty has the power to call meetings of the independent directors and to preside over such meetings. The Board believes that the appointment of a Non-Employee Chairman and the exercise of key Board oversight responsibilities by independent directors, is currently in the best interest of our stockholders.
Classified Board Structure
Since our initial public offering, we have maintained a classified board structure in which directors are divided into three classes and one class is elected each year to serve a three-year term. The Board believes that this classified board structure promotes continuity and stability of strategy, encourages a long-term perspective by Company management, because a majority of directors will always have experience as directors of the Company, and facilitates the ability of the Board to focus on creating long-term stockholder value.
Succession Planning
The Chief Executive Officer reviews succession planning and management development with the Board and the Nominating and Corporate Governance Committee on an annual basis. This succession planning includes the development of policies and principles for selection of the Chief Executive Officer, including succession in the event of an emergency or retirement.
Majority Voting Guidelines
Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Board shall determine whether or not to accept such resignation within a period of 120 days following the stockholder vote, and will promptly publicly disclose its decision to accept or reject the resignation and the reasons for doing so.
Policies Relating to Directors, Service Retirement and Tenure
It is our policy that a director who is also an employee of the Company, shall be deemed to have offered his or her resignation from the Board to the Nominating and Corporate Governance Committee at the same time he or she retires, resigns or is terminated from employment with the Company. In addition, it is our policy that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should provide notice to the Nominating and
2023 PROXY STATEMENT	21

Corporate Governance Committee or the Board and offer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but it is our policy that there should be an opportunity for the Board to review the continued appropriateness of such director’s membership under these circumstances.
The Board also believes that each director should advise the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve as a member on another board of directors. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Nominating and Corporate Governance Committee shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
Pursuant to our Audit Committee charter and the New York Stock Exchange listing rules, members may serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.
As a means of ensuring that the Board is comprised of highly qualified directors who bring new ideas and insights to the Board as a whole and to promote director refreshment, new perspectives, diverse views and independence among Board members, the Board in February 2023 amended the Corporate Governance Guidelines to incorporate a retirement and tenure policy with respect to directors. Pursuant to the retirement and tenure policy, upon reaching the age of 75, a director shall offer to resign from the Board and all committees thereof effective upon the completion of his or her then-current term, and the Nominating and Corporate Governance Committee shall review the continued appropriateness of that director’s membership on the Board under the circumstances and shall make a recommendation to the full Board as to whether to accept or decline such offer to resign. In addition, a non-employee director who has served on the Board for twelve (12) consecutive years shall offer to resign from the Board and all committees thereof effective upon the completion of his or her then-current term, and the Nominating and Corporate Governance Committee shall review the continued appropriateness of that non-employee director’s membership on the Board under the circumstances and shall make a recommendation to the full Board as to whether to accept or decline such offer to resign. The twelve (12) year service period shall be calculated beginning on the date the non-employee director first joined the Board (whether as a result of election by the Board to fill a director vacancy or election by the stockholders) or, if applicable, the date of Ecovyst’s initial public offering, whichever is later.
Communications with Directors
Stockholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Secretary, Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.
Online Availability of Information
The current versions of our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Executive and Financial Officers and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Health, Safety, Environment and Security Committee are available by clicking on “Management & Governance” in the Investors section of our website, www.ecovyst.com. These materials are also available in print free of charge to stockholders, upon written request to c/o Secretary, Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355.
22	2023 PROXY STATEMENT

SUSTAINABILITY
Sustainability is intertwined with our daily business and is reinforced through our strategy and values. We strive to create sustainable products that are safe for the environment, reduce waste and increase efficiencies for our customers and stakeholders. We believe that our products contribute to lower emissions and cleaner air, advance the global transition to clean energy, support the circular plastics economy and ensure clean, purified drinking water. We are committed to creating environmentally responsible products that we believe make a difference in people’s daily lives and for our planet.
While offering products and services that help our customers to advance their own sustainability goals, we also work to advance our commitment to maintain sound environmental, social and governance (“ESG”) practices, policies and procedures. For example, we:
•
Were awarded a Gold Sustainability Score from EcoVadis for 2023, a third-party sustainability evaluation company. The Gold Medal rating score from EcoVadis places us in the 97th percentile of all companies ranked by EcoVadis in our sector peer group;

•	Maintained an executive level position of Vice President – Environment and Sustainability that reports directly to our CEO;
•	Created the position of Global Director of Health, Safety and Process Safety Management to oversee the Company’s goal-setting and improvement efforts in the areas of health, safety and process safety;
•	Provided enhanced sustainability information on our website and published our 2021 Sustainability Report, our first as Ecovyst, in June 2022;
•
Continued work towards our previously announced series of sustainability goals with respect to greenhouse gas emissions, waste management and reduction, product sustainability/R&D investment and company certifications by 2025 and 2030;

•
Continued steps to implement additional improvements in a number of areas, including health, safety and environmental (“HSE”) performance; commitment to diversity, inclusion and human rights both within our company and in our supply chain; and ethical and lawful business practices;

•
Further integrated a corporate-wide sustainability software platform, which we are utilizing as an internal, real-time sustainability performance dashboard to enable improved analytics and greater visibility into our sustainability impacts; and

•
Achieved a 90% performance in our flagship HSE Perfect Days program, which targets at-risk behaviors and celebrates positive HSE performance across the organization on a daily basis. An HSE Perfect Day is defined as a day without (1) a recordable injury, (2) a first aid injury requiring professional assistance, (3) a Level 1, 2 or 3 environmental release, (4) a governmental notice of violation or citation, (5) a deviation from any permit conditions or HSE legal requirements, (6) a work permit procedure violation, or (7) failure to immediately report a workplace incident.

The sections that follow provide some highlights of our environmental, social, and governance programs and procedures.
Environmental Stewardship. Our products and technologies continue to address our customers’ sustainability challenges, tightening global regulatory standards and changing consumer preferences. In our Ecoservices segment, we provide sulfuric acid regeneration services that avoid significant landfill or deep well disposal. In our Catalyst Technologies segment, our zeolite catalysts are used for cleaner air applications and our silica catalysts are key for lightweighting and plastics recycling.
As part of our sustainability commitment regarding our own operations, we apply the principles of the Environmental Management standard of the International Organization for Standardization (ISO 14001) at our facilities throughout the world. For chemical facilities in the United States, we also adhere to the Responsible Care® RC14001 Technical Specifications of the American Chemistry Council (“ACC”).
We maintain policies and procedures to monitor and control health, safety, and environmental risks, and to enable compliance with applicable state, national, and international health, safety, and environmental requirements. We have comprehensive health, safety
2023 PROXY STATEMENT	23

and environmental compliance, auditing and management programs in place to assist in our compliance with applicable regulatory requirements and with internal policies and procedures, as appropriate. Each Ecovyst facility has developed and implemented specific critical occupational health, safety, environmental, security and loss control programs.
We also have a strong HSE organization staffed by professionals who are responsible for environmental, safety, health and product regulatory compliance. Our HSE organizational structure features executive management level leadership, active oversight by our Board and dedicated environmental and safety experts on staff. We have a Global Director of Health, Safety and Process Safety Management and also have Regional HSE Specialists and Managers who are embedded in the field and provide HSE expertise and support to operating sites. Certain, larger sites may have dedicated environmental or safety personnel.
As an ACC Responsible Care® member company, we continue to monitor and report our health, safety, and environmental metrics annually. Our sustainability metrics, including waste generation and water consumption for 2018 and 2019, were third party assured for the first time in 2020. In 2021, we reviewed our 2020 sustainability metrics and successfully underwent third party verification of this data as well. We included the assured 2020 data on our website and in our 2021 Sustainability Report, which we published in June 2022. The further information contained on our website is not incorporated herein by reference and is not a part of this Proxy Statement.
We also have established a Product Safety and Product Stewardship management system that is compliant with the RC14001 technical specification and is supported by a highly skilled Product Stewardship Manager. We conduct Product Stewardship reviews as part of new product development and routinely evaluate product safety risk for raw materials, intermediates, and finished products.
Social Responsibility, including human capital discussions. We seek to act in a socially responsible manner through our various HSE programs as described above, our commitment to building a diverse and inclusive workforce, engagement with and support for the communities where we live and work, and advancement of socially responsible business practices through partnerships and other industry frameworks.
We are committed to providing equal employment opportunities for all employees and applicants for employment, and do not discriminate on the basis of race, color, religion, sex, sexual orientation, pregnancy, gender identity and expression, national origin, disability, age (40 or above), ancestry, genetic information, marital status, veteran status or any other classification protected by law. This commitment applies to all terms and conditions of employment including recruiting, hiring, placement, advancement, training, transfer, demotion, lay off and recall, termination, compensation and benefits.
It is our policy to comply with all applicable laws and regulations in each jurisdiction in which we operate in order to provide appropriate working conditions for our colleagues. This means that we comply with applicable laws regarding the employment relationship including those that (1) prohibit child labor, (2) set acceptable working conditions and working hours, (3) provide for fair wages, including minimum wages and overtime, (4) prohibit forced or bonded labor, (5) permit freedom of association and collective bargaining, and (6) prohibit discrimination, harassment and other forms of degrading or inhumane treatment. Using tools such as our Supplier Code of Conduct and contractual provisions, we also hold our business partners to these same standards.
Our flagship “Success through People” program furthers our strategy by acknowledging our workforce is key to our success. We offer highly competitive salaries, benefits, developmental opportunities and work/life balance. We proactively seek to attract, incentivize and retain a talented and motivated workforce. Our global succession planning process is designed to provide sufficient talented personnel to fill key leadership, innovation and manufacturing roles well into the future and to better prepare employees for their future at the Company. In order to enable a pipeline for our leadership, we maintain a robust Emerging Leaders program to identify and nurture top talent to build leadership capabilities and provide the fundamental skills we believe every leader needs to generate passion and productivity in their team. The program also provides an important networking opportunity that creates a connected community of leaders at the Company.
We review our compensation and benefits programs periodically to ensure continued competitiveness. In the US, our benefit program is designed to help protect the health and financial well-being of our full-time employees and their family members today, offering a choice of several medical & dental plans, as well as vision, flexible spending accounts, short-term and long-term disability insurance and an employee assistance program. To help them prepare for their future, we offer a defined contribution savings plan, which includes company contributions. Benefits outside the US are designed to supplement government-provided programs in each country.
24	2023 PROXY STATEMENT

We actively promote diversity within the Company and seek to have a workforce that reflects the diversity of the societies in which we operate.
We benefit from our talented, dedicated and diverse employee population. As of December 31, 2022, we had 890 employees worldwide, of which 754 were employed in the United States and the remainder outside of the United States. Further, as of December 31, 2022, approximately 23% of our U.S.-based executives, managers and professionals were females and 21% were non-white males. Our rate of hiring veterans increased from 7% in 2021 to 11% in 2022, which is double the federal government’s national veterans hiring benchmark for 2022. As of December 31, 2022, approximately 45% of our employees were represented by a union, works council or other employee representative body. We believe we have good relationships with our employees and their respective works councils, unions or other bargaining representatives.
This international strength, supported by our core values of integrity and fairness, fosters a rich culture founded on diversity of thought. We firmly believe that success is achieved through the intellect and commitment of our people, so we employ a long-term human capital program to attract, retain and develop talent for the future. We are proud of our highly collaborative teams that enable an inclusive workplace where employees are encouraged to bring their own experiences to promote innovation from all levels of the organization. This constructive work environment has been re-enforced with the recent implementation of a fully integrated on-line performance management process that improves the communication of aligned goals, encourages consistent feedback and furthers employee engagement. Today, there are women on the leadership teams of each of our businesses as well as in all our functions: R&D, Finance, HSE and Human Resources.
In 2022, our sites continued to work to have a positive impact in the communities in which we operate. For example, for the holidays (a) our office in The Woodlands, Texas donated blankets, popcorn, and Christmas candy to the Montgomery County Community Center; (b) our Houston, Texas plant personnel provided gifts to five neighborhood families during the holiday season, held a dinner for community members at their Community Advisory Panel meeting and provided a $15,000 scholarship to a local high school student, an increase of $2,500 over the amount provided in prior years; (c) our Hammond, Indiana plant conducted a toiletry drive for needy people; (d) our Baytown, Texas plant supported two local families with household supplies, food, and Christmas gifts and also had 11 employees volunteer at the Houston Food to prepare Backpack Buddy meals; (e) employees at our Baton Rouge facility adopted 20 Angels through the Salvation Army for the holiday season; (f) our Martinez, California facility held a holiday dinner for the Community Advisory Panel; (g) our Dominguez, California plant personnel donated $1,000 to a local Rotary Club to subsidize food items for local families; and (h) our Malvern, Pennsylvania office personnel participated in the “Adopt a Child” program sponsored by a local church to provide holiday gifts for children whose families would not otherwise be able to afford gifts.
Governance. We maintain and consistently reinforce within our organization a series of policies and practices designed to ensure that decisions made on behalf of our company are properly made and executed. Our governance programs and policies start with a strong tone at the top and are summarized in our Executive Statement on Ethics and Compliance, which has been issued by our CEO and our Chief Compliance Officer and distributed throughout the organization.
The principles set forth in the Executive Statement are codified in our Code of Conduct, which sets forth the legal and ethical standards to which our employees must adhere, including (a) acting with integrity, (b) avoiding actual or apparent conflicts of interest, (c) complying with the rules and regulations of federal, state, provincial, local governments, and other appropriate regulatory agencies, (d) complying with all rules and regulations prohibiting fraud, bribery, corrupt practices, anti-competitive activities and trading with embargoed persons and countries, (e) complying with all company policies and procedures, and (f) actively promoting ethical behavior in the workplace. We provide annual training on our Code of Conduct to all our global employees and have enhanced our delivery with online learning modules.
Our governance programs and policies can be found in the Company’s Ethics section of the sustainability webpages, which is routinely updated and includes a description of our enterprise risk management program and our policies on child labor, human trafficking, anti-harassment, antibribery, and cyber security all of which are evaluated by third-parties, including EcoVadis. In addition, the investors pages of our website contain additional materials regarding our corporate governance process, including our Board committee charters, our corporate governance guidelines, our Code of Conduct, our Supplier Code of Conduct and other documents.
2023 PROXY STATEMENT	25

Additional Sustainability Information: Further information about our sustainability programs can be found on our website at https://www.ecovyst.com/sustainability/. The information available at our sustainability web site includes our sustainability report, our sustainability goals (and how such goals map to the UN Sustainable Development Goals), materiality matrix, letters of assurance, Global Reporting Initiative (GRI) Disclosure and Sustainability Accounting Standards Board (SASB) Index, our HSES Policy Statement, our Corporate Code of Conduct, our Human Rights Policy Statement, a description of our Ethics & Compliance Complaint and Review Process and our Labor Policy. The further information contained on our website is not incorporated herein by reference and is not a part of this Proxy Statement.
26	2023 PROXY STATEMENT

EXECUTIVE OFFICERS
The following table sets forth the name, age, and position, as of April 13, 2023, of our current executive officers.
Name	Age	Position
Kurt J. Bitting	47	Chief Executive Officer and Director
Michael Feehan	47	Vice President and Chief Financial Officer
Paul Whittleston	48	Vice President and President — Catalyst Technologies
George L. Vann, Jr.	57	Vice President and President — Ecoservices
Joseph S. Koscinski	57	Vice President, Chief Administrative Officer, General Counsel and Secretary
Elaine T. Simpson	66	Vice President — Environment and Sustainability
Sean Dineen	53	Vice President — Strategy and Business Development
Biographical information concerning Kurt J. Bitting, our Chief Executive Officer, is set forth above under “Board of Directors.”
Michael Feehan became our Vice President and Chief Financial Officer in August 2021. From May 2016 to August 2021, Mr. Feehan served as our Vice President of Finance and Treasurer, and prior to that served as our Corporate Controller beginning in 2008 after joining in 2006. Prior to joining us, Mr. Feehan served as Director of Finance and Corporate Controller for Radnor Holdings Corporation, and began his career in public accounting with Arthur Andersen and KPMG.
Paul Whittleston became our Vice President and President—Catalyst Technologies in January 2023. Mr. Whittleston served as our Vice President of Strategy and Business Development from September 2022 to December 2022. Prior to that, Mr. Whittleston served as Vice President at SI Group UK Ltd. Mr. Whittleston also previously worked at Vertellus Specialties UK Ltd., TI Fluid Systems plc and BASF Corporation.
George L. Vann, Jr. became our Vice President and President—Ecoservices in August 2022. From July 2017 to August 2022, Mr. Vann worked at W.R. Grace and Company, where he served as Vice President, Global Sales and Vice President, Americas and Asia Pacific. Prior to that, Mr. Vann worked at BASF SE and Engelhard Corporation, leading teams in areas including commercial, manufacturing and procurement. Mr. Vann is also a United States Army veteran.
Joseph S. Koscinski became our Vice President, Chief Administrative Officer, General Counsel and Secretary in January 2023 after having served as Vice President, General Counsel and Secretary from November 2015 to December 2022. From August 1995 to October 2015, Mr. Koscinski was an attorney in the Business Services Group of Babst, Calland, Clements and Zomnir, P.C., a law firm in Pittsburgh, Pennsylvania, where he was named a shareholder in 2003 and where his corporate practice included mergers and acquisitions, real estate matters and commercial contracts. While in private practice, Mr. Koscinski served as our outside corporate counsel since 2005.
Elaine T. Simpson became our Vice President—Environment and Sustainability in November 2022. Prior to that time and beginning in 2002, Ms. Simpson held a variety of positions with us, including Vice President—Health, Safety and Environment. From 1979 to 2001, she served in a variety of management and health, safety and environment roles with Mead Paper, Tremco Incorporated and BP Oil Company, Inc.
Sean Dineen became our Vice President—Strategy and Business Development in March 2023. Mr. Dineen most recently served as Vice President—Corporate Development and Head of M&A at Quaker Houghton from 2011 to 2022. Between 1992 and 2008, Mr. Dineen served in investment banking, finance and other roles with Banc of America Securities, Morgan Stanley Dean Witter and Price Waterhouse.
2023 PROXY STATEMENT	27

STOCKHOLDER INFORMATION
STOCK OWNERSHIP
The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 1, 2023 by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;
•	each of our named executive officers, directors and director nominees; and
•	all of our directors, director nominees and executive officers as a group.
The percentage ownership information shown in the table below is based upon 120,124,260 shares of Common Stock outstanding as of April 1, 2023.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Common Stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of Common Stock deemed outstanding includes shares issuable upon the exercise of options held by the respective person or group which may be exercised within 60 days after April 1, 2023. Such shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.
Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding Common Stock:
INEOS Limited(1)	24,731,385	20.59%
The Vanguard Group(2)	8,485,192	7.06%
Blackrock, Inc. and related companies(3)	6,648,107	5.53%
Directors and named executive officers:
Robert Coxon	180,594	*
Jonny Ginns	152,843	*
Kyle Vann(4)	192,467	*
Susan F. Ward	48,997	*
Bryan K. Brown	1,016	*
Timothy Walsh(5)	—	*
David A. Bradley	20,000	*
Anna C. Catalano	—	*
Kevin M. Fogarty	40,000	*
Kurt J. Bitting(6)	197,755	*
Michael Feehan	154,449	*
28	2023 PROXY STATEMENT

Name	Number of Shares	Percentage
Joseph S. Koscinski(7)	355,701	*
Paul Whittleston	—	*
George L. Vann, Jr.	—	*
Belgacem Chariag(8)	1,074,648	*
Thomas Schneberger(9)	132,923	*
All executive officers and directors as a group (16 persons)(10)	1,201,507	1.00%
*	Indicates less than 1%
(1)
The shareholders of INEOS Limited are James A. Ratcliffe, John Reece and Andrew Currie. Mr. Ratcliffe, as the majority owner of INEOS Limited, has the power to control the voting and disposition of the shares of our Common Stock held by INEOS Limited. The address of INEOS Limited is c/o IQEQ Victoria Road, Douglas IM2 4DF Isle of Man.

(2)
Based upon information set forth in the Schedule 13G filed on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole dispositive power over 8,352,561 shares. Vanguard has shared voting power over 69,666 shares and shared dispositive power over 132,631 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based upon information set forth in the Schedule 13G filed on February 23, 2023 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power over 6,688,126 shares. BlackRock has sole dispositive power over 6,848,107 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	Includes 30,472 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(5)	Mr. Walsh submitted a resignation from the Board effective immediately before our Annual Meeting and he will not stand for re-election to the Board in 2023.
(6)	Includes 38,064 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(7)	Includes 55,762 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(8)	Mr. Chariag’s employment as our President and Chief Executive Officer was terminated without cause by the Board on April 25, 2022.
Includes 241,316 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(9)	Mr. Schneberger resigned as our President, and as President — Catalyst Technologies on November 29, 2022.
(10)	Includes 124,298 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
2023 PROXY STATEMENT	29

TRANSACTIONS WITH RELATED PERSONS
Transactions with Affiliates of INEOS and Other Related Party Transactions
As described in Note 26 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2022, we entered into certain product sale transactions with affiliates of INEOS during fiscal year 2022. We had sales of approximately $11 million to companies affiliated with INEOS during the fiscal year ended December 31, 2022. Since October 2019, our Catalyst Technologies group and an affiliate of INEOS also have been parties to a Supply and Distribution Agreement pursuant to which we, on an arms-length basis, have the ability to purchase and distribute certain INEOS catalyst products over a five-year period. All of such transactions with the affiliates of INEOS were approved by our Nominating and Corporate Governance Committee pursuant to the policies and procedures described below.
In addition, we entered into certain product sale transactions with SI Group, of which Board member David Bradley is CEO, in the amount of $421,408 during the fiscal year ended December 31, 2022. The Vanguard Group also provided to the Company certain recordkeeping, and information management, trustee and investment management services for the Ecovyst 401(k) plan and the Ecoservices defined benefit plans, for which it was paid $19,748 in the fiscal year ended December 31, 2022. All of such transactions were approved by our Nominating and Corporate Governance Committee pursuant to the policies and procedures described below.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, the Nominating and Corporate Governance Committee is responsible for reviewing and approving related party transactions. The policy applies to transactions, arrangements and relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the aggregate amount involved will, or may be expected to, exceed $120,000 with respect to any fiscal year, and where we (or one of our subsidiaries) are a participant and in which a related party has or will have a direct or indirect material interest. In the course of reviewing potential related party transactions, the Nominating and Corporate Governance Committee will consider the nature of the related party’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related party; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Nominating and Corporate Governance Committee may deem relevant.
30	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section set forth below with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis section be included in this Proxy Statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by the Compensation Committee of our Board
Timothy Walsh, Chair
David A. Bradley
Jonny Ginns
Kyle Vann
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the Summary Compensation Table and the factors relevant to an analysis of our executive compensation policies and decisions. For the year ended December 31, 2022, our named executive officers included our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers. Messrs. Chariag and Schneberger are also included as named executive officers for the year ended December 31, 2022 as required by SEC rules. As explained below, their employment with Ecovyst terminated in 2022.
Executive	Title
Kurt J. Bitting(1)	Chief Executive Officer
Michael Feehan	Chief Financial Officer and Vice President
Joseph S. Koscinski	Chief Administrative Officer, Vice President, General Counsel, and Secretary
George L. Vann, Jr.(2)	Vice President and President — Ecoservices
Paul Whittleston(3)	Vice President and President — Catalyst Technologies
Belgacem Chariag(4)	Former Chairman, President and Chief Executive Officer
Thomas Schneberger(5)	Former President of Ecovyst and Former President — Catalyst Technologies
(1)	Mr. Bitting became our Chief Executive Officer on April 25, 2022.
(2)	Mr. Vann became our Vice President and President — Ecoservices on August 8, 2022.
(3)
Mr. Whittleston joined the company on September 18, 2022 as Vice President of Strategic Planning and Business Development and was appointed our Vice President and President — Catalyst Technologies effective January 1, 2023.

(4)
Mr. Chariag’s employment as our President and Chief Executive Officer was terminated without cause by the Board of Directors on April 25, 2022 and he also resigned as Chairman and member of the Board of Directors effective the same day.

(5)	Mr. Schneberger resigned his positions as President of Ecovyst Inc. and as President — Catalyst Technologies effective on November 29, 2022.
2023 PROXY STATEMENT	31

Executive Summary
Company Transformation and 2022 Leadership Changes
In 2019, the Company began a strategic review and transformation which resulted in the December 2020 sale of its Performance Materials business and the August 2021 sale of its Performance Chemicals business. These divestitures and the structural changes that followed have allowed the Company to become simpler, stronger and more nimble and have transformed the Company into a higher-growth business. As part of this transformation, changes also occurred with respect to the leadership team in 2022. In particular:
•
Mr. Bitting, who had previously served as President — Ecoservices since March 2019, assumed the position of Chief Executive Officer on April 25, 2022 when Mr. Chariag’s employment was terminated without cause by the Board of Directors.

•	Mr. Vann joined the Company as President — Ecoservices on August 8, 2022.
•	Mr. Schneberger resigned as President of Ecovyst and as President — Catalyst Technologies effective on November 29, 2022.
•
Mr. Whittleston, who originally joined the Company on September 18, 2022 as Vice President of Strategic Planning and Business Development, was appointed President — Catalyst Technologies effective January 1, 2023.

•
William J. Sichko, Jr., formerly our Vice President and Chief Administrative Officer, retired from the Company on December 31, 2022 and Mr. Koscinski took on the additional role of Chief Administrative Officer, in addition to his existing duties as Vice President, General Counsel and Secretary, effective January 1, 2023.

•	2022 was Mr. Feehan’s first full year in the Chief Financial Officer role, which he assumed on August 1, 2021.
Compensation Decisions 2022
Two rounds of compensation decisions were made for 2022. The first decisions, made in December of 2021, related to the Compensation Committee’s normal annual compensation reviews and adjustments for the named executive officers. The second set of decisions was made at several points during 2022 as a result of leadership changes. A summary of these compensation decisions is as follows:
Base Salary Changes
Executive	2021 Base Salary	January 1, 2022 Base Salary	Date of Hire Post January 1, 2022 Base Salary	Mid-Year 2022 Adjustment	Date of Mid-Year Adjustment	Mid-Year 2022 Adjustment	Date of Mid-Year Adjustment	January 1, 2023 Base Salary
Mr. Bitting	$361,000	$400,000	N/A	$500,000	May 1, 2022	$700,000	October 1, 2022	$700,000
Mr. Feehan	$325,000	$375,000	N/A	N/A	N/A	N/A	N/A	$400,000
Mr. Koscinski	$425,000	$425,000	N/A	N/A	N/A	N/A	N/A	$446,250
Mr. Vann	N/A	N/A	$345,000	N/A	N/A	N/A	N/A	$365,000
Mr. Whittleston	N/A	N/A	$237,000	N/A	N/A	N/A	N/A	$325,000
Mr. Schneberger	$380,000	$400,000	N/A	$500,000	May 1, 2022	N/A	N/A	N/A
32	2023 PROXY STATEMENT

Annual Incentive Changes
Executive	Target 2021 Annual Incentive Opportunity as a Percentage of Base Pay	Target 2022 Annual Incentive Opportunity as a Percentage of Base Pay	Effective Date of Change or Date of Hire	Target 2023 Annual Incentive Opportunity as a Percentage of Base Pay
Mr. Bitting	75%	100%	May 1, 2022	100%
Mr. Koscinski	55%	65%	January 1, 2022	65%
Mr. Whittleston	N/A	50%	September 18, 2022	60%
Mr. Schneberger	75%	100%	May 1, 2022	N/A
2022 Long Term Incentive Grants
Executive	January 17, 2022 PSUs	January 17, 2022 RSUs	Special May 3, 2022 PSUs or New Hire RSUs	Grant Date Value(7)	Percent 2022 Grants Forfeited
Mr. Bitting(1)	24,295	218,660	24,876	$2,750,011	N/A
Mr. Feehan(2)	24,295	218,660	N/A	$2,500,007	N/A
Mr. Koscinski(3)	24,295	194,384	N/A	$2,250,001	N/A
Mr. Vann(4)	N/A	N/A	14,750	$135,848	N/A
Mr. Chariag(5)	97,181	485,909	N/A	$5,999,996	98%
Mr. Schneberger(6)	24,295	218,660	24,876	$2,750,011	100%
(1)
As a retention incentive, Mr. Bitting received 145,773 time vesting RSUs with vesting on July 1, 2023. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with a three-year cliff vesting. On May 3, 2022, he received an additional 24,876 PSUs with a three-year cliff vesting.

(2)
As a retention incentive, Mr. Feehan received 145,773 time vesting RSUs with vesting on July 1, 2023. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with a three-year cliff vesting.

(3)
As a retention incentive, Mr. Koscinski received 121,477 time vesting RSUs with vesting on July 1, 2023. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with a three-year cliff vesting.

(4)	Mr. Vann received a New Hire RSU grant on August 11, 2022 consisting of 14,750 RSUs with cliff vesting on July 1, 2023.
(5)
As a retention incentive, Mr. Chariag received 194,363 time vesting RSUs with vesting on July 1, 2023, all of which were forfeited upon the termination of his employment without cause by our Board of Directors on April 25, 2022. He also received 291,546 time vesting RSUs with three-year rateable vesting, all of which were forfeited upon the termination of his employment without cause by our Board of Directors on April 25, 2022 and 97,181 PSUs with three-year cliff vesting, of which 87,064 of such PSUs were forfeited upon the termination of his employment without cause by our Board of Directors on April 25, 2022 and 10,117 of such PSUs remain eligible for vesting. More information about the vesting conditions and forfeiture of Mr. Chariag’s grants is contained in the discussion of Severance, below.

(6)
As a retention incentive, Mr. Schneberger received 145,773 time vesting RSUs with vesting on July 1, 2023, all of which were forfeited upon his resignation on November 29, 2022. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with three-year cliff vesting, all of which were forfeited upon his resignation. He received an additional 24,876 PSUs on May 3, 2022, all of which were forfeited upon his resignation.

(7)
Grant Date Value is calculated in accordance with the 2017 Plan by multiplying the number of RSUs and PSUs granted by the average of the high and low trading price of the Company’s Common Stock on the trading day prior to the grant date. The Grant Date Values displayed here differ from the values reflected in the Grants of Plan-Based Awards and Summary Compensation tables below, which report the fair values of the awards in accordance with ASC 718.

Rationale for 2022 Compensation Decisions
The increases in base pay for Mr. Bitting were made to reflect his new responsibilities as CEO, as well as to reward him for outstanding performance since he assumed that role.
The increases in base pay and annual incentive opportunity for the other executive officers were made to move them closer to market levels of compensation in their new roles.
The underlying rationale for the long-term incentive grants was the need to motivate and retain the leadership team, and to focus its members on share value creation:
•
The time vesting RSU grants scheduled to vest July 1, 2023 were squarely aimed to retain and motivate the leadership team in light of the fact that the Company had undergone a strategic transformation as a result of the dispositions of the Performance Materials

2023 PROXY STATEMENT	33

and Performance Chemicals businesses. The executives who departed in 2022 immediately forfeited the RSUs that had been granted to them as such a retention incentive. While the Compensation Committee’s preference is to make time-vesting grants with a vesting period of at least three years, the Compensation Committee strongly believed that the RSU grants with the shorter time-vesting component were necessary as a means to retain the Company’s key executive officers and to motivate them to grow the business in order to create additional value for stockholders. The total number of RSUs remaining available to vest in this 18-month vesting tranche was valued at $3,701,549 at 2022-year end. The balance of RSUs remaining available to vest in the 36-month vesting tranche was valued at $2,630,410 at 2022-year end. The total number of RSUs from both tranches forfeited by the executives who departed in 2022 was valued at $6,242,481 at 2022-year end.
•	No additional grants of RSUs with less than a three-year vesting schedule are contemplated, and all RSUs granted in 2023 featured a three-year rateable vesting period.
•
The ratio of time vesting RSUs to performance vesting PSUs granted to executive officers in 2022 and which remain outstanding and available to vest is 6.5:1. The Compensation Committee’s preference is to make equity incentive awards to executive officers with at least a 50/50 mix of time and performance-vesting stock units, but the Compensation Committee strongly believed that making equity award grants with a higher percentage of time-vesting RSUs was necessary in 2022 for retention and motivation purposes as described above.

In 2023, the Compensation Committee returned to a 50/50 mix of performance-vesting stock units and time-vesting stock units for all named executive officers except the CEO, who received a greater proportion of performance-vesting PSUs than time-vesting RSUs. Sixty-five percent of Mr. Bitting’s 2023 equity grant consisted of performance-vesting PSUs, and 35 percent of his 2023 equity grant consisted of time-vesting RSUs. The Compensation Committee also decided to grant a mix of performance-vesting stock units and time-vesting stock units to employees outside of the executive team for their 2023 long-term incentive grants as a means of aligning more employees with stockholder interests and advancing a performance-related mentality further into the Company’s management. Twenty-three percent of all employee participants received such a mix of awards for their 2023 long-term incentive grants. In 2022, only the Company’s executive officers received such a mix of awards. The total annual grants made in January 2023 consisted of approximately 39% PSUs and 61% RSUs.
Stockholder Outreach
The Compensation Committee takes seriously the ability of stockholders to weigh in on our executive compensation decisions through an annual “say on pay” advisory vote. At the May 26, 2022 Annual Meeting of Stockholders, stockholders approved, on an advisory basis, the compensation paid by us to our named executive officers. Approval was secured by approximately 66 percent of the votes cast.
In prior years, the Company received advisory vote approval from more than 95 percent of shares cast. The Company intends to conduct a stockholder outreach effort to determine how the Company’s compensation plan design can be more closely aligned with stockholder views.
•	We plan to reach out to stockholders who held 75 percent of the shares that were voted against on the 2022 say on pay advisory vote.
•	We will enter into a dialogue with stockholders regarding CEO pay, the ratio of time-vesting equity to performance-vesting equity, and the vesting schedule on the retention grants.
•	We intend to point out that 2022 CEO total compensation was less than 50 percent of 2021 CEO total compensation.
•
We will also point out that commencing in 2023 we are returning to a 50/50 mix between performance- and time-vesting equity for the named executive officers and that the 2023 grant to our CEO consisted of 65 percent performance-vesting equity and 35 percent time-vesting equity.

•	We will note that our current intent is to utilize a three-year vesting schedule on future time-vesting equity grants.
It is our intention to conduct stockholder outreach on an annual basis, and to include executive compensation as a discussion topic.
34	2023 PROXY STATEMENT

Corporate Governance and Best Practices
What We Do
Peer Group Adjustment
The Company’s completion of the disposition of the Performance Materials and Performance Chemicals businesses, resulting in a smaller revenue-size organization in 2022. The Compensation Committee took action in 2021 to adjust its compensation peer group for 2022 to reflect companies of a smaller revenue size.

Pay for Performance
Consistent with our goal of creating a performance-oriented environment, a substantial portion of executive pay is based on the achievement of specific strategic and financial goals and the performance of our Common Stock. Our long-term incentive performance metrics have been adjusted to include a 50 percent weight Total Stockholder Return (“TSR”) metric in our 2020 PSU grants, and a 100 percent weight TSR metric in the 2021, 2022, and 2023 PSU grants.

Equity vesting on account of ordinary severance or severance due to a change in control	No automatic vesting of equity occurs on either event.
Stock ownership guidelines
Our Chief Executive Officer must hold shares of our Common Stock having a value of at least 5X base salary, and the other named executive officers must hold shares of our Common Stock having a value of at least 3X base salary. We believe that this stock holding requirement creates alignment of our executive management team with the interests of our stockholders. Our named executive officers have five years to comply with our stock ownership guidelines and are required to retain at least 50% of the after-tax shares received from equity awards until the required ownership levels are achieved.

Clawback
Our named executive officers, in certain circumstances, would be required to return the value of equity awards if our financial statements are restated as a result of their wrongdoing. Additionally, our named executive officers would be required to return any gain received in connection with the exercise, vesting, payment or other realization of income related to an equity award in the event of a breach of any non-solicitation, non-interference or confidentiality obligations or violation of our Code of Conduct. We intend to make any adjustments to our clawback policies that might be necessary to comply with the new SEC and NYSE requirements.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant that provides no other services to the Company.

What We Don't Do
No rich supplemental retirement plan benefits are offered	We provide a modest supplemental retirement opportunity tied to the statutory caps in our 401(k) plan.
No change in control excise tax gross ups	In accordance with good governance best practices, we provide no change in control excise tax gross-ups.
No short-term trading, short sales, hedging or pledging
As part of our policy on insider trading and communications with the public, all of our employees, including our named executive officers, as well as our directors and consultants, are prohibited from engaging in speculative transactions in our stock, including short sales, puts/calls, hedging transactions and margin accounts or pledges.

No annual incentives for named executive officers absent performance	Minimum hurdles must be satisfied before our named executive officers can earn any annual cash incentive compensation.
2023 PROXY STATEMENT	35

Executive Compensation Program Philosophy and Overview
Our executive compensation philosophy is to provide compensation that:
•	Aligns the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and
•	Provides an amount and mix of total compensation for each of our named executive officers that is market competitive.
We seek to implement our pay philosophy by providing a total compensation package that includes three main components: base salary, annual performance-based bonus and long-term equity-based awards. The Compensation Committee takes into account individual performance and competitive market practice in determining the compensation package for each named executive officer. A compensation peer group was formed in 2017 in conjunction with our 2017 initial public offering and that peer group was utilized through 2021. As a result of the sale of our Performance Materials and Performance Chemicals businesses and our restructuring, we reevaluated the peer group identified and opted to utilize a new peer group that is based more closely on our total annual revenues to aid in making 2022 compensation decisions. This peer group is discussed below and labelled the “2022 Compensation Peer Group”. The peer group for making 2023 compensation decisions was changed again at the end of 2022, because several peers used for 2022 compensation decisions were acquired and other companies were substituted to take their place. This peer group is disclosed below and labelled “2023 Compensation Peer Group”. The Compensation Committee will continue to assess the peer group on an annual basis to ensure it is appropriate.
Base salary has been set with a view toward attracting, retaining and motivating executive officer talent. The Compensation Committee also takes into account market-competitive base salary rates which take into account each executive’s level of experience functioning in their particular roles.
Our annual incentive plan, the Ecovyst Incentive Plan or “EIP”, is a broad-based plan under which annual performance-based cash opportunities are awarded to our named executive officers and other employees, and which, for 2022, based pay outs on the achievement of annual Adjusted EBITDA, Adjusted Free Cash Flow, safety goals and environmental releases.
Our long-term equity-based awards currently consist of RSUs that are subject to time-vesting conditions and PSUs that are subject to performance-based vesting conditions. The PSUs granted in 2022 were tied to goals related to absolute TSR performance over a three-year performance period. Each of these elements of compensation is discussed in more detail below.
We believe that our executive compensation program is strongly aligned with the interests of our stockholders:
•
A review of our named executive officers’ compensation from 2021-2023 demonstrates that the Compensation Committee actively works to adjust compensation based on the size and complexity of the Company and the experience of incumbents in each position.

•
By providing a substantial portion of our named executive officers’ total compensation package in the form of equity-based awards, we have emphasized variable pay over fixed pay, strengthening the alignment between our named executive officers and our stockholders by creating an incentive to build stockholder value over the long-term.

•
Our PSUs are earned based on the achievement of performance goals designed to directly focus our named executive officers on the achievement of share value creation. Grants made from 2020-2023 utilize performance metrics which are substantially or completely based on TSR.

•
Our annual performance-based cash incentive is contingent upon the achievement of financial performance and qualitative goals. The amount of bonus compensation ultimately received varies with our annual financial performance, thereby providing an additional incentive to produce results that are tied to stockholder value.

We will continue to promote share ownership and a strong pay-for-performance culture. We believe that this philosophy has been successful in motivating, retaining and incentivizing our named executive officers and providing value to our stockholders.
36	2023 PROXY STATEMENT

Compensation Decision Making Process
Role of the Compensation Committee and Management
Our executive compensation program is determined and approved by the Compensation Committee. During 2022, the Compensation Committee was responsible for the oversight, implementation and administration of all our executive compensation plans and programs. None of the named executive officers had any role in approving the compensation of the other named executive officers. However, the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our named executive officers other than himself. The Compensation Committee solely determined the compensation of our Chief Executive Officer.
On an annual basis, the Compensation Committee reviews compensation for our named executive officers in conjunction with performance evaluations, salary increase recommendations, determination of bonus pay outs and deliberations regarding long-term incentive grants. The Compensation Committee has conducted, and plans to continue to conduct, annual reviews of our executive compensation program to ensure its continued alignment with our compensation philosophy. The Compensation Committee will continue to make decisions taking into account good governance practices regarding compensation, including reliance on market data for the chemical and specialty chemical industries and the other considerations described in this Compensation Discussion and Analysis.
Compensation Consultant; Review of Relevant Compensation Data
The Compensation Committee engaged WealthPoint, LLC (“WealthPoint”) as the independent advisor to the Compensation Committee in 2022. WealthPoint reviewed the Company’s overall executive compensation program relative to comparably sized public companies in industries similar to the Company’s. In addition, WealthPoint advised the Compensation Committee on the appropriate mix of compensation components for compensating our executive officers and advised the Compensation Committee on matters relating to our executive officers’ performance-based compensation. WealthPoint did not provide any other services to the Company or our management or have any other direct or indirect business relationships with the Company or our management. The Compensation Committee has assessed the independence of WealthPoint and concluded that its work for the Compensation Committee in 2022 did not raise any conflicts of interest related to the Company.
Compensation Peer Group Data
The Compensation Committee has identified a peer group of companies to be used for purposes of assessing market levels of compensation. At the end of 2021, with the assistance of WealthPoint, the Compensation Committee reviewed the compensation peer group used to consider 2022 compensation to determine its continued appropriateness. Several adjustments were made to reflect the Company’s annual revenues in light of the dispositions of the Performance Materials and Performance Chemicals businesses. The peer group was altered again for 2023 because several peer companies were acquired in 2022. The companies below were selected as the peer groups because they are in the chemical and specialty chemical space and generally have revenues ranging from approximately 50% to 200% of the Company’s revenues.
2022 Compensation Peer Group
Advansix, Inc.	FutureFuel	Lydall, Inc.
American Vanguard Corp.	GCP Applied Technologies, Inc.	NN, Inc.
Balchem Corporation	Hawkins, Inc.	Minerals Technologies, Inc.
Chase Corporation	Ingevity Corporation	Quaker Chemical Corporation
CMC Materials, Inc.	Innospec, Inc.	Sensient Technologies Corporation
CSW Industrials, Inc.	Livent Corp.	Tredegar Corp.
Ferro Corporation	LSB Industries, Inc.	US Ecology, Inc.
2023 PROXY STATEMENT	37

2023 Compensation Peer Group(1)
Advansix, Inc.	Ingevity Corporation	Oil-Dri Corp. of America
American Vanguard Corp.	Intrepid Potash, Inc.	Orion Engineered Carbons
Balchem Corporation	Innospec, Inc.	Quaker Chemical Corporation
Chase Corporation	Koppers Holdings, Inc.	Rayonier Advanced Materials, Inc.
CSW Industrials, Inc.	Livent Corp.	Sensient Technologies Corporation
GCP Applied Technologies, Inc.	LSB Industries, Inc.	Tredegar Corp.
Hawkins, Inc.	NN, Inc.	WD-40 Co.
(1)	Changes from 2022-2023 due to peers acquired and substitute peers added.
Elements of Compensation in 2022
For 2022, our compensation program for the named executive officers consisted of, in whole or part:
•	Base salary;
•	Annual performance-based cash awards;
•	Long-term equity incentive awards; and
•	Other benefits (retirement, health, perquisites, etc.).
Base Salary
We provide an annual base salary to our named executive officers to induce talented executives to join or remain with our company, to compensate them for their services during the year and to provide them with a stable source of income.
The base salary levels of our named executive officers are reviewed annually by the Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its base salary determinations, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and the local economies in which we operate, the named executive officer’s relative importance and responsibilities, the named executive officer’s performance and periodic reference to comparable salaries paid to other executives of similar experience in our industry in general, based on the Compensation Committee’s expertise as well as market data drawn from our peer group, referenced above.
As stated in detail in the Executive Summary at the beginning of this Compensation Discussion & Analysis, numerous base pay changes were made in the 2021 and 2022 time frame to reflect new hires and promotions in connection with the structuring of the new leadership team. The table below summarizes the changes for the five named executive officers who remained employed by the Company as of December 31, 2022.
Executive	Actual Base Pay Year End 2021	Annualized Base Pay Year End 2022	Annualized Base Pay January 1, 2023
Mr. Bitting	$361,000	$700,000	$700,000
Mr. Feehan	$325,000	$375,000	$400,000
Mr. Koscinski	$425,000	$425,000	$446,250
Mr. Vann(1)	N/A	$345,000	$365,000
Mr. Whittleston(2)	N/A	$237,000	$325,000
(1)	Date of hire August 8, 2022.
(2)	Date of hire September 18, 2022. Mr. Whittleston was paid in British Pounds Sterling (“GBP”) in 2022; the above USD amounts were converted using December 2022 month-end foreign exchange rate of $1.21.
38	2023 PROXY STATEMENT

Annual Performance-Based Cash Awards – The EIP
We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial and operational performance. For 2022, the Compensation Committee chose four performance metrics, the achievement of which would determine the amount of annual cash awards paid to our named executive officers. The performance metrics, along with the reasons the Compensation Committee chose each of them for purposes of the EIP, are outlined below.
Factor	Weight
Adjusted EBITDA	60%
Adjusted Free Cash Flow	20%
HSE Perfect Days	15%
Environmental Releases / Deviations	5%
The 2022 EIP performance grids set forth below were established by the Compensation Committee for the named executive officers in December 2021. While the EIP covers most management and professional employees in the organization, the goals for the majority of participants are business unit specific; e.g. performance with respect to the above-referenced metrics for Ecoservices or Catalyst Technologies. The named executive officers’ performance goals for 2022 were based on Company-wide performance and not specific business unit performance.
In order to receive any payment on the Adjusted Free Cash Flow, Perfect Days, and Environmental Releases portion of the EIP, the Company had to achieve an Adjusted EBITDA performance of at least $250.7 million in 2022.
Pay outs are linear between the entry point and target, and between target and maximum.
ADJUSTED EBITDA
Category	Threshold			Target		Maximum
Percentage Adjusted EBITDA Target	94%	96%	98%	100%	102%	≥104%
Adjusted EBITDA (Millions)	$250.7	$256.0	$261.4	$266.7	$272.0	$277.4
Percentage Adjusted EBITDA Target Bonus	25%	50%	75%	100%	150%	200%
Percentage Total Target Bonus	15%	30%	45%	60%	90%	120%
ADJUSTED FREE CASH FLOW
Category	Threshold			Target		Maximum
Percentage Adjusted Free Cash Flow Target	85%	90%	95%	100%	110%	≥120%
Adjusted Free Cash Flow (Millions)	$100.7	$106.7	$112.6	$118.5	$130.4	$142.2
Percentage Adjusted Free Cash Flow Target Bonus	25%	50%	75%	100%	150%	200%
Percentage Total Target Bonus	5%	10%	15%	20%	30%	40%
2023 PROXY STATEMENT	39

Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial metrics. An explanation of how we calculate these metrics is provided below.
HSE PERFECT DAYS
Category	Threshold		Target		Maximum
HSE Perfect Days	313	323	333	344	≥355
Percentage HSE Perfect Days Target Bonus	50%	75%	100%	150%	200%
Percentage Total Target Bonus	7.5%	10%	15%	22.5%	30%
ENVIRONMENTAL RELEASES & DEVIATIONS
Category	Threshold		Target		Maximum
Environmental Releases / Deviations	20	17	14	11	≤8
Percentage Environmental Releases / Deviations Target Bonus	50%	75%	100%	150%	200%
Percentage Total Target Bonus	2.5%	3.75%	5%	7.5%	10%
Following are the reasons the Company uses these metrics in the EIP, along with definitions of the metrics used.
Metric/Goal	Reason for Inclusion in the EIP
Adjusted EBITDA	Adjusted EBITDA is the most significant indicator of operating performance. Improvements in operating performance are directly linked to sustainable share value creation.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is an important indicator of operating efficiency (e.g., the ability to increase margins by careful management of operating expenses) and management of capital expenditures. Improvements in Adjusted Free Cash Flow also equip the Company to pursue new opportunities. Increased operating efficiency and the successful pursuit of new opportunities lead to share value creation.

HSE Perfect Days	There is a direct link between an improving safety record, higher worker productivity and sustained share value creation.
Environmental Releases / Deviations	This is a measurable indicator, tied to compensation, measuring the Company’s commitment to being a responsible environmental steward.
40	2023 PROXY STATEMENT

Metric/Goal	Definition
Adjusted EBITDA
EBITDA consists of net income (loss) attributable to the Company before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, non-recurring or other items included in net income (loss) and EBITDA that we do not consider indicative of our ongoing operating performance, and (iii) depreciation, amortization and interest of our 50% share of the Zeolyst Joint Venture.

Adjusted Free Cash Flow
Adjusted Free Cash Flow consists of cash flow from operating activities less purchases of property, plant and equipment plus proceeds from asset sales plus net interest proceeds on cross-currency swaps.

HSE Perfect Days	“HSE Perfect Days” is the number of days without a significant safety or environmental incident.
Environmental Releases / Deviations
“Releases” are defined as any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or other loss of containment of a substance into the environment or to a contained area which is not a routine and acceptable part of the normal operation. “Deviations” are defined as performance contrary to a health, safety, environmental and security regulatory requirement (e.g., exceedance of an environmental permit parameter resulting from an unplanned outage of control equipment, a missed reporting deadline, issuance of a Notice of Violation or citation by the government, etc.).

The target annual performance-based cash award opportunity for each named executive officer was set as a percentage of base salary (i.e., actual base salary paid during 2022). For 2022, the actual target award percentages, taking into account changes in target percentages during the year were as follows:
Executive	FYE Target Award as % of Base Pay
Mr. Bitting(1)	92%
Mr. Feehan	75%
Mr. Koscinski	65%
Mr. Vann	60%
Mr. Whittleston	50%
Mr. Chariag(2)	100%
Mr. Schneberger(3)	90%
(1)	Mr. Bitting’s FYE Target Award as % of Base Pay is representative of the blended rate of 75% from January 1, 2022 to April 30, 2022 and 100% from May 1, 2022 to December 31, 2022.
(2)
Mr. Chariag’s employment with the Company was terminated without cause by the Board on April 25, 2022 and he is entitled to an EIP award in a pro rata amount of the annual incentive bonus that is earned for fiscal year 2022 based on number of days employed in 2022.

(3)
Mr. Schneberger resigned effective November 29, 2022 and he was not entitled to an EIP award. His FYE Target Award as % of Base Pay is representative of the blended rate of 75% from January 1, 2022 to April 30, 2022 and 100% from May 1, 2022 to November 29, 2022.

The level of performance actually achieved on a Company-wide basis for 2022 in each of the four categories was as follows:
	($ in Millions)
Measurement Category	Target	Actual	Payout Achieved as a % of Target
Adjusted EBITDA	$266.7	$280.0	200%
Adjusted Free Cash Flow	$118.5	$145.9	200%
HSE Perfect Days	333	330	97.9%
Environmental Releases / Deviations	14	29	0% - Below Threshold
2023 PROXY STATEMENT	41

The actual EIP payments earned by each of the named executive officers for 2022, by performance metric, was as follows:
Executive	Adjusted EBITDA ($)	Adjusted Free Cash Flow($)	HSE Perfect Days ($)	Environmental Releases /Devs ($)	Total Dollar Value EIP Earned ($)
Mr. Bitting	580,000	193,334	61,625	—	834,959
Mr. Feehan	337,500	112,500	39,023	—	489,023
Mr. Koscinski	331,500	110,500	38,300	—	480,330
Mr. Vann	99,000	33,000	6,961	—	138,961
Mr. Whittleston	46,768	15,590	5,480	—	67,766
Mr. Chariag(1)	359,803	119,934	41,602	—	521,339
(1)
Mr. Chariag’s employment was terminated without cause by our Board of Directors on April 25, 2022 and he is entitled to an EIP award in a pro rata amount of the annual incentive bonus that is earned for fiscal year 2022 based on number of days employed in 2022.

2023 EIP Metrics
The Compensation Committee set the 2023 EIP metrics for Messrs. Bitting, Feehan, and Koscinski in December of 2022. Their metrics are weighted as follows:
Factor	Weight
Adjusted EBITDA (Ecovyst)	60%
Adjusted Free Cash Flow (Ecovyst)	20%
HSE Perfect Days (Ecovyst)	10%
Environmental Releases / Deviations (Ecovyst)	10%
The Compensation Committee set separate 2023 EIP metrics for Messrs. Vann and Whittleston in December of 2022. Their metrics, which are designed to promote performance in their individual business units, are weighted as follows:
Factor	Weight
Adjusted EBITDA (Business)	40%
Adjusted EBITDA (Ecovyst)	20%
Adjusted Free Cash Flow (Ecovyst)	20%
HSE Perfect Days (Business)	10%
Environmental Releases / Deviations (Business)	10%
Long-Term Equity Based Incentive Awards
Since the time of our initial public offering, all of our equity-based awards have been granted under the 2017 Omnibus Incentive Plan or the 2017 Omnibus Incentive Plan, as amended and restated (collectively, the “2017 Plan”). Those awards have included time-vesting RSUs, time-vesting stock options, and performance-vesting PSUs tied to both financial performance and TSR goals.
The 2022 long-term equity-based incentive awards we granted to our named executive officers included a mix of time-vesting RSUs and performance-vesting PSUs. The number of PSUs that were granted in 2022 and which are eligible to be earned is tied to the achievement of TSR targets over the three-year performance period ending December 31, 2024.
As of December 31, 2022, Messrs. Bitting and Feehan held performance vesting equity awards granted prior to our initial public offering, which were granted under the PQ Group Holdings Inc. Stock Incentive Plan (“SIP”). Ecovyst was formerly known as PQ Group Holdings Inc. prior to its name change in August 2021. The performance-based stock options and performance-based restricted shares
42	2023 PROXY STATEMENT

outstanding as of December 31, 2022 would vest only on the achievement with respect to shares of our Common Stock of an average closing trading price equal or exceeding, in any ten trading-day period, the lowest amount which, when multiplied by the number of shares of our Common Stock then held by investment funds affiliated with funds affiliated with CCMP and added to the aggregate net proceeds received by investment funds affiliated with CCMP with respect to their shares of capital stock of the Company, would yield a quotient of equal or greater than two when divided by the equity investment in the Company by investment funds affiliated with CCMP. The quotient described above is referred to in this Compensation Discussion and Analysis as the “MOI Target.” As of December 31, 2022, none of the performance-based stock options and performance-based restricted shares granted prior to our initial public offering had vested based on achievement of the MOI Target. On March 7, 2023, all of the outstanding performance-based stock options and performance-based restricted shares that would vest upon the achievement of the MOI Target were canceled due to the failure of the MOI Target upon the sale by investment funds affiliated with CCMP of all of their remaining shares of our Common stock.
Sale of business units, dividend equivalents, and option strike price adjustments
The Company completed the sale of its Performance Materials business on December 14, 2020. In conjunction with that disposition, the Company announced a special dividend of $1.80 per share, payable December 29, 2020 to stockholders of record as of December 21, 2020. In anticipation of that sale and special dividend, on December 10, 2020 the Board of Directors of the Company determined to take certain actions regarding the special dividend and options, RSUs and PSUs outstanding on the date the dividend was declared. In particular, the Board of Directors authorized the payment of dividend equivalents on unvested RSUs, PSUs and performance-based restricted shares outstanding as of the date of the dividend payment, with the actual payments of such dividends to be made as those unvested RSUs, PSUs, and performance-based restricted shares vested. In addition, the Board of Directors authorized lowering the per-share strike price on all stock options outstanding as of that date by the special dividend amount of $1.80.
On August 2, 2021, the Company completed the sale of its Performance Chemicals business and declared a $3.20 per share dividend payable August 23, 2021 to stockholders of record August 12, 2021. As part of such dividend declaration, the Board of Directors authorized the payment of dividend equivalents on unvested RSUs, PSUs and performance-based restricted shares outstanding as of the date of the dividend payment, with the actual payments to be made as those unvested RSUs, PSUs, and performance-based restricted shares vested. In addition, the Board of Directors authorized lowering the per-share strike price on all stock options outstanding as of that date by $3.20.
2023 PROXY STATEMENT	43

The named executive officers received dividend equivalents in 2022 as described in the All Other Compensation Table.
Grants Made in 2022
Following the dispositions of the Performance Materials and Performance Chemicals businesses, the Company refocused on its Ecoservices and Catalyst Technologies businesses, underwent an organizational restructuring, and welcomed two new executives.
In recognition of these changes, the Compensation Committee decided to make three types of grants in 2022. First, on January 17, 2022 our named executive officers received a grant of PSUs which will be earned based on achievement of absolute TSR goals over a three-year period ending December 31, 2024. With respect to Mr. Bitting and as an incentive to drive performance, on May 3, 2022 he received an additional grant of PSUs with the same TSR performance goals in conjunction with his becoming our CEO. Second, on January 17, 2022 we made a grant of time-vesting RSUs, which vest ratably on January 5, 2023, January 5, 2024, and January 5, 2025. Third, on January 17, 2022 we made a special retention grant of time-vesting RSUs, which cliff vest on July 1, 2023. The awards granted were as follows:
Executive	January 17, 2022 PSUs	January 17, 2022 RSUs	Special May 3, 2022 PSUs or New Hire RSUs	Grant Date Value(7)	Percent 2022 Grants Forfeited
Mr. Bitting(1)	24,295	218,660	24,876	2,750,011	N/A
Mr. Feehan(2)	24,295	218,660	N/A	2,500,007	N/A
Mr. Koscinski(3)	24,295	194,384	N/A	2,250,001	N/A
Mr. Vann(4)	N/A	N/A	14,750	135,848	N/A
Mr. Chariag(5)	97,181	485,909	N/A	5,999,996	98%
Mr. Schneberger(6)	24,295	218,660	24,876	2,750,011	100%
(1)
As a retention incentive, Mr. Bitting received 145,773 time vesting RSUs with vesting on July 1, 2023. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with three-year cliff vesting. He received an additional 24,876 PSUs with three-year cliff vesting on May 3, 2022.

(2)
As a retention incentive, Mr. Feehan received 145,773 time vesting RSUs with vesting on July 1, 2023. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with three-year cliff vesting.

(3)
As a retention incentive, Mr. Koscinski received 121,477 time vesting RSUs with vesting on July 1, 2023. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with three-year cliff vesting.

(4)	Mr. Vann received a New Hire RSU grant on August 11, 2022 consisting of 14,750 RSUs with cliff vesting on July 1, 2023.
(5)
As a retention incentive, Mr. Chariag received 194,363 time vesting RSUs with vesting on July 1, 2023, all of which were forfeited upon the termination of his employment without cause by the Board of Directors on April 25, 2022. He also received 291,546 time vesting RSUs with three-year rateable vesting, all of which were forfeited upon the termination of his employment without cause by the Board of Directors on April 25, 2022, and 97,181 PSUs with three-year cliff vesting, of which 87,064 of such PSUs were forfeited upon the termination of his employment without cause by the Board of Directors, and 10,117 of such PSUs remain eligible to vest. More information about the vesting conditions and forfeiture of Mr. Chariag’s grants is contained in the discussion of Severance, below.

(6)
As a retention incentive, Mr. Schneberger received 145,773 time vesting RSUs with vesting on July 1, 2023, all of which were forfeited upon his resignation on November 29, 2022. He also received 72,887 time vesting RSUs with three-year rateable vesting and 24,295 PSUs with three-year cliff vesting, all of which were forfeited upon his resignation. He received an additional 24,876 PSUs on May 3, 2022 all of which were forfeited upon his resignation.

(7)
Grant Date Value is calculated in accordance with the 2017 Plan by multiplying the number of RSUs and PSUs granted by the average of the high and low trading price of the Company’s Common Stock on the trading day prior to the grant date. The Grant Date Values displayed here differ from the values reflected in the Grants of Plan-Based Awards and Summary Compensation tables below, which report the fair values of the awards in accordance with ASC 718.

Mr. Whittleston joined the Company in the second half of 2022 and received no long-term equity-based incentive awards in 2022.
2022 PSU Design
The 2022 PSU grants will vest, if at all, at the end of the three-year performance period which runs from January 1, 2022 to December 31, 2024. The sole performance metric is absolute TSR.
44	2023 PROXY STATEMENT

2022 RSU Grants
In light of the substantial changes referenced above, the Compensation Committee strongly believed and therefore determined that retention of the executive team was a top priority. Accordingly, 2022 equity grants were weighted in favor of time-vesting over performance vesting, and one tranche of time-vesting grants cliff vested over 18 months, rather than the normal three years. The Compensation Committee intended this grant formulation to be the exception rather than the rule and to therefore revert to the normal mix of 50/50 time vesting and performance vesting equity, as well as three-year vesting for time vesting RSUs, with its 2023 grants to executive officers. When 2023 grants were made to executive officers, the Compensation Committee did refer to the 50/50 mix of RSUs/PSUs and a three-year vesting schedule for RSUs. In addition, the 2023 grant to the CEO was weighted 65 percent PSUs and 35 percent time vesting RSUs which vest ratably over a three-year period.
2020 PSU Grants
At the conclusion of 2022, the three-year performance period ended for the PSUs that were granted to executive officers in January of 2020. At the time those 2020 PSU grants were made, the Compensation Committee utilized a financial performance metric (ROANTA) as well as a TSR metric in the vesting criteria for those PSU grants. Fifty percent of target PSUs could be earned depending on performance against the ROANTA goals, and 50 percent of target PSUs could be earned depending on performance against the TSR goal. The score on each metric would be separate for each metric. For example, failure to meet threshold on the ROANTA metric would not affect the number of PSUs which would be earned on the TSR metric.
1. ROANTA Goal: Fifty percent of target PSUs could be earned according to the performance grid below, depending on actual three-year average ROANTA.
Performance Level	Three-Year Average ROANTA	PSUs Earned as a Percentage of Target
Maximum	18.1%	200%
	17.9%	150%
Target	17.7%	100%
	17.25%	50%
Threshold	16.8%	25%
ROANTA is defined as:
(Adjusted EBITDA – Depreciation) X (1- Adjusted Tax Rate)
Average Investment (Average Net Working Capital + Average Net Property, Plant & Equipment)
Relevant definitions include:
•
“EBITDA” consists of net income (loss) attributable to the Company before interest, taxes, depreciation and amortization. “Adjusted EBITDA” consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items included in net income (loss) and EBITDA that the Company does not consider indicative of its ongoing operating performance, and (iii) depreciation, amortization and interest of the Company’s 50% share of the Zeolyst Joint Venture.

•	“Adjusted Tax Rate” is the tax rate effective for each tax jurisdiction. Tax rates are frozen at the assumed 2020 operating plan tax rates.
•	“Average Net Working Capital” is the sum of accounts receivable and Inventory, less accounts payable for the corresponding year.
•	“Average Net Working Capital and Average Net Property, Plant & Equipment” is calculated each year based upon the balances at the beginning and ending of each year.
•	“Three-Year Average ROANTA” is calculated as the simple average of the three annual ROANTA calculations.
2023 PROXY STATEMENT	45

2. Relative TSR Performance Goal: Fifty percent of target PSUs could be earned according to the performance grid set forth below. Relative TSR is determined utilizing the percentage in the chart below which correlates with the Company’s actual TSR performance over the three-year performance period relative to the actual TSR performance of all of the companies in the Russell 2000 Index:
Performance Level	Relative TSR Performance - Percentile Rank in Russell 2000 Index	PSUs Earned as a Percentage of Target
Maximum	75th Percentile	200%
	62.5th Percentile	150%
Target	50th Percentile	100%
	32.5th Percentile	50%
Threshold	25th Percentile	25%
“TSR” is defined as the financial gain that results from a change in the price of a company’s stock during the performance period plus any dividends paid by the company during the performance period divided by the price of the company’s stock at the beginning of the performance period. Relative TSR Performance is determined by comparing the Company’s actual TSR performance relative to the TSR performance of all of the companies included in the Russell 2000 Index as last day of the performance period.
Actual performance relative to the 2020 PSU grants was as follows:
Factor	ROANTA	TSR vs. Russell 2000
Weight	50%	50%
Performance Over Three-Year Performance Period	17.28%	34.6th Percentile
PSUs Earned as a Percentage of Target	53.3%	56.0%
Actual 2020 PSUs earned by the named executive officers was as follows:
Executive	Number of PSUs at Target	Number of PSUs Actually Earned(1)	Dollar Value of PSUs Actually Earned(2)
Mr. Bitting	22,516	12,271	$108,723
Mr. Feehan	5,253	2,863	$25,365
Mr. Koscinski	22,516	12,271	$108,723
(1)	The number of PSUs earned is determined by calculating the number of PSUs for each target by the percentage earned, rounding up to the nearest share.
(2)	Calculated as of year-end trading price of $8.86 per share.
46	2023 PROXY STATEMENT

Grants Made in 2023
The Compensation Committee determined to make long-term equity-based incentive awards in 2023, and those awards were granted on January 16, 2023. For the named executive officers, the Compensation Committee decided to resume its usual grant pattern of 50 percent PSUs with a three-year performance period along with 50 percent RSUs ratably vested over a three-year period. In the case of Mr. Bitting, however, sixty-five percent of his grant consisted of PSUs, and the remainder consisted of RSUs with the same performance period and vesting schedule as the other named executive officers. The grants made to the executive officers in January 2023 were as follows:
Executive	PSUs	RSUs	Grant Date Value(6)
Mr. Bitting(1)	198,170	106,708	$3,000,000
Mr. Feehan(2)	50,813	50,813	$1,000,000
Mr. Koscinski(3)	60,975	60,976	$1,199,998
Mr. Vann(4)	33,028	33,029	$650,001
Mr. Whittleston(5)	33,028	33,029	$650,001
(1)	Mr. Bitting received 106,708 time vesting RSUs with three-year rateable vesting and 198,170 PSUs with three-year cliff vesting.
(2)	Mr. Feehan received 50,813 time vesting RSUs with three-year rateable vesting and 50,813 PSUs with three-year cliff vesting.
(3)	Mr. Koscinski received 60,976 time vesting RSUs with three-year rateable vesting and 60,975 PSUs with three-year cliff vesting.
(4)	Mr. Vann received 33,029 time vesting RSUs with three-year rateable vesting and 33,028 PSUs with three-year cliff vesting.
(5)	Mr. Whittleston received 33,029 time vesting RSUs with three-year rateable vesting and 33,028 PSUs with three-year cliff vesting.
(6)
Grant Date Value is calculated in accordance with the 2017 Plan by multiplying the number of RSUs and PSUs granted by the average of the high and low trading price of the Company’s Common Stock on the trading day prior to the grant date. The Grant Date Values displayed here differ from the values reflected in the Grants of Plan-Based Awards and Summary Compensation tables below, which report the fair values of the awards in accordance with ASC 718.

Other Elements of Compensation
Additional Executive Benefits and Perquisites
We provide our named executive officers with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and our stockholders. To the extent our named executive officers received these benefits in 2022, they are described in the footnotes to our 2022 All Other Compensation Table below. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including life insurance, relocation assistance, and the other benefits described below. The Compensation Committee, in its discretion, may revise, amend or add to a named executive officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our experience and knowledge of general industry practices.
Health and Welfare Benefits
Our named executive officers have the option to participate in various employee health and welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees on the same basis as the benefits made available to our named executive officers.
Relocation Assistance
The Company’s business needs require it on occasion to relocate certain employees. To meet this need, we may, on a case-by-case basis, pay or reimburse certain relocation-related expenses, including temporary housing, living and travel expenses that are incurred by our employees, including our named executive officers.
Severance and Change in Control Benefits
Messrs. Bitting, Feehan, and Koscinski are, and Mr. Chariag was, party to a severance agreement that provides them or, in the case of M. Chariag, provided him, with severance protections and benefits in the event of certain qualifying terminations of employment.
2023 PROXY STATEMENT	47

Messrs. Vann and Whittleston are covered by, and Mr. Schneberger was covered by, the Amended and Restated Severance Plan of Ecovyst Catalyst Technologies LLC, first effective as of January 1, 2020 and they do not or did not, in the case of Mr. Schneberger, have a separate severance agreement with the Company.
The material terms of the severance agreements with our named executive officers are described below under “Transition and General Release Agreement with Mr. Chariag” and “Potential Payments Upon Termination or Change in Control—Severance Agreements.”
Transition and General Release Agreement with Mr. Chariag
Effective April 25, 2022 (the “Separation Date”), Mr. Chariag’s employment as Chief Executive Officer and President of the Company was terminated without cause by the Board of Directors, and he also resigned as a member of the Board of Directors of the Company effective as of the same date.
In connection with his departure, Mr. Chariag, Ecovyst Catalyst Technologies LLC, a wholly owned subsidiary of the Company (“Ecovyst LLC”), and the Company entered into a general release and waiver of claims, dated April 25, 2022 (the “Release Agreement”), under which Mr. Chariag agreed to a general release of claims in favor of the Company in exchange for certain severance-related payments and benefits to which he was entitled under the terms of his Severance Agreement (as defined below) with the Company as a result of his termination without cause by the Board of Directors. Under the Release Agreement, Mr. Chariag is entitled to receive the payments, benefits and other consideration set forth under, and payable in accordance with the terms of, Section 3.01(d) of the severance agreement between Mr. Chariag, Ecovyst LLC and the Company (the “Severance Agreement”), namely: (i) continued payment of a monthly portion of his then-current base salary, plus target bonus, payable in equal monthly installments over a 24-month period beginning in June 2022; (ii) a pro rata amount (based on number of days employed in 2022) of the annual incentive bonus, if any, that is earned for fiscal year 2022, subject to the Company’s achievement of applicable performance goals, to be paid in a lump sum at the time annual bonuses for fiscal year 2022 are otherwise normally paid; and (iii) the right of Mr. Chariag and his dependents to continued eligibility for the Company’s health, vision and dental plans for up to 24 months following the Separation Date. In addition, pursuant to Section 3.01(a) of the Severance Agreement, he is entitled to accrued salary, paid time off and vacation bank through his termination date not already paid, plus any unreimbursed business expenses.
Mr. Chariag’s entitlement to the foregoing payments and benefits is subject to his compliance with the terms and conditions of the Release Agreement. Under the Severance Agreement, Mr. Chariag is subject to noncompetition and nonsolicitation covenants for a period of 24 months following the Separation Date as well as ongoing covenants including relating to non-disparagement and confidentiality.
These amounts are reflected in the All Other Compensation Table.
The Release Agreement provides that Mr. Chariag’s long-term equity-based incentive awards that remain unvested shall be treated in accordance with the 2017 Plan and the applicable agreements relating to such equity awards. Under the terms of Mr. Chariag’s RSU award agreements, Mr. Chariag forfeited all of his RSUs as of the Separation Date. Under the terms of Mr. Chariag’s PSU award agreements, Mr. Chariag forfeited a pro-rata portion of all of his PSUs as of the Separation Date, and the remaining pro-rata portion of his PSU grants attributable to periods prior to his Separation Date remain eligible for vesting.
Resignation of Mr. Schneberger
Mr. Schneberger resigned from the Company effective November 29, 2022.
As a result of his resignation, Mr. Schneberger was entitled only to receive (i) base salary through his termination date to the extent not already paid (ii) any amounts due for paid time off or vacation bank through the termination date and (iii) reimbursement for any unreimbursed business expenses.
These amounts are reflected in the Summary Compensation Table.
48	2023 PROXY STATEMENT

Stock Ownership Guidelines for Executive Officers
Under our stock ownership guidelines, applicable to our executive officers and our non-employee directors, each of our named executive officers, other than our Chief Executive Officer, is expected to have ownership of our Common Stock in an amount equal to at least three times the named executive officer’s annualized base salary, and our Chief Executive Officer is expected to have ownership of our Common Stock in an amount equal to at least five times his annualized base salary.
Executive officers subject to the guidelines have five years to achieve the required ownership levels and, until they satisfy their ownership requirements, are subject to a holding requirement with respect to 50% of the shares of Common Stock they acquire upon the vesting or exercise of their equity-based awards (on an after-tax basis).
The following table summarizes the ownership of our Common Stock as of December 31, 2022 by our named executive officers:
Name	Ownership Requirement Relative to Annual Base Salary	Actual Ownership Multiple(1)
Mr. Bitting(2)	5x	5.57x
Mr. Feehan(3)	3x	9.07x
Mr. Koscinski(4)	3x	10.27x
Mr. Vann(5)	3x	0.99x
Mr. Whittleston(6)	3x	0.00x
(1)	Calculated using the average trading price of $9.21 over the 90 days preceding December 31, 2022, per the terms of our stock ownership guidelines.
(2)
Mr. Bitting's start date as CEO was April 25, 2022 and he, therefore, has until April 25, 2027 to satisfy the 5X holding requirement, but he nevertheless has met the requirement as of December 31, 2022.

(3)	Mr. Feehan's period to satisfy the holding requirement ends on August 1, 2026, but he nevertheless met the holding requirement as of December 31, 2022.
(4)	Mr. Koscinski's five-year period to satisfy the holding requirement ended on September 29, 2022 and he satisfies the 3X holding requirement.
(5)	Mr. Vann's five-year compliance period ends on August 8, 2027.
(6)
Mr. Whittleston’s employment with the Company began on September 18, 2022. The Company made its initial grant of RSUs and PSUs to Mr. Whittleston on January 16, 2023. Mr. Whittleston’s five-year compliance period ends on September 18, 2027.

Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year. Prior to January 1, 2018, certain compensation that qualified as “performance-based” was exempted from the above deductibility limits under Section 162(m). However, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exception, with certain limited grandfathering provisions.
Under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) for a transition period following the initial public offering (the “Post-IPO Transition Period”). The Amendment and Restatement of the 2017 Plan which stockholders approved at the 2020 annual meeting ended the Post-IPO Transition Period with respect to the 2017 Plan. The Compensation Committee believes that its primary responsibility is to provide a compensation program in accordance with its overall compensation philosophy and policies described above, and it retains flexibility to approve or amend compensation arrangements that may result in a loss of deductibility or may not be deductible in whole or in part under Section 162(m).
2023 PROXY STATEMENT	49

2022 Summary Compensation Table
The following table sets forth certain information with respect to compensation earned by or paid to our named executive officers for the year ended December 31, 2022, and where applicable, the years ending December 31, 2021 and December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)
Mr. Bitting(1) Chief Executive Officer	2022	516,667	—	2,670,440	834,959	356,594	4,378,660
	2021	361,000	—	999,996	487,350	68,740	1,917,086
	2020	336,000	—	750,008	104,361	63,510	1,253,879
Mr. Feehan(2) Chief Financial Officer	2022	375,000	—	2,467,452	489,023	181,073	3,512,548
	2021	294,239	—	699,999	295,964	47,495	1,337,697
	2020	269,198	35,000	350,005	53,152	25,492	732,847
Mr. Koscinski(3) Chief Administrative Officer, Vice President, General Counsel, and Secretary	2022	425,000	—	2,217,446	480,330	400,779	3,523,555
	2021	425,000	—	1,500,002	440,228	89,371	2,454,601
	2020	425,000	—	750,008	131,865	63,120	1,369,993
Mr. Vann(4) Vice President and President, Ecoservices	2022	137,500	50,000	137,765	138,961	215,807	680,033
Mr. Whittleson(5) Vice President and President, Catalyst Technologies	2022	77,948	—	—	67,766	12,842	158,556
Mr. Chariag(6) Former Chairman, President and Chief Executive Officer	2022	320,000	—	5,869,774	521,339	2,247,201	8,958,314
	2021	960,000	—	6,000,007	1,807,997	185,051	8,953,055
	2020	960,000	—	3,999,998	541,565	79,390	5,580,953
Mr. Schneberger(7) Former President of Ecovyst and Former President, Catalyst Technologies	2022	425,000	—	2,670,440	—	193,471	3,288,911
	2021	380,000	—	1,500,002	531,050	43,300	2,454,352
	2020	380,000	—	750,008	117,903	10,370	1,258,281
(1)
Mr. Bitting, who served the Company as President of Ecoservices since March 2019, assumed the position of Chief Executive Officer on April 25, 2022. Mr. Bitting's annual non-equity incentive plan compensation is based on Ecoservices perfect days/releases and deviations from January - April 2022, and Ecovyst perfect days/releases and deviations from May - December 2022 as well as the Adjusted EBITDA and Adjusted Free Cash Flow metrics described above.

(2)	Mr. Feehan received a $35,000 cash bonus in December of 2020 for his work on the successful sale of the Company's Performance Materials segment.
(3)	Mr. Koscinski took on the additional role of Chief Administrative Officer, effective January 1, 2023.
(4)
Mr. Vann joined the Company as Vice President and President — Ecoservices on August 8, 2022. His base salary and non-equity incentive plan compensation for 2022 were prorated based on the number of days employed during 2022. He received a signing bonus of $50,000 in August of 2022.

(5)
Mr. Whittleston joined the Company on September 18, 2022 as the Vice President of Strategic Planning and Business Development and was appointed Vice President and President — Catalyst Technologies effective January 1, 2023. Mr. Whittleston was paid in GBP in 2022; the above USD amounts were converted using December 2022 month-end foreign exchange rate of $1.21. His base salary and non-equity incentive plan compensation for 2022 were prorated based on the number of days employed during 2022.

(6)
Mr. Chariag’s employment with the Company was terminated without cause by our Board of Directors on April 25, 2022. Under the terms of his General Release and Waiver of Claims Agreement, beginning on April 25, 2022 and for a period of 24 months, Mr. Chariag receives a monthly severance payment of an amount equal to his monthly salary, and the monthly portion of his target non-equity incentive plan compensation, plus a pro-rata portion of his incentive earned under the 2022 EIP based on the number of days he was employed by the company in 2022.

(7)
Mr. Schneberger’s employment with the Company terminated due to his resignation on November 29, 2022. As a result of his resignation, his annual non-equity incentive plan compensation for 2022 was forfeited.

(8)
The amounts shown reflect the aggregate grant date fair value of RSUs and PSUs granted to each of Messrs. Bitting, Feehan, Koscinski, Vann, Chariag, and Schneberger in 2022, and Messrs. Bitting, Feehan, Koscinski, Chariag, and Schneberger in 2021 and 2020, computed in accordance with FASB ASC Topic 718, in each case, disregarding the effects of estimated forfeitures. These amounts reflect our cumulative accounting expense over the vesting period, disregarding the effects of estimated forfeitures, and do not correspond to the actual value that may be realized by the named executive officers. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2022, Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2021, and Note 22 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2020. With respect to the PSUs, the aggregate grant date fair value was determined based on the probable outcome of the performance

50	2023 PROXY STATEMENT

conditions associated with such awards at the date of grant. For PSUs, the aggregate grant date fair value of these awards assumes performance at 100% of target. The aggregate grant date fair value of the PSU awards assuming the maximum level of performance is achieved, is: Mr. Bitting’s 2022 grants $840,857; Mr. Feehan’s 2022 grant $434,881; Mr. Koscinski’s 2022 grant, $434,881; Mr. Chariag’s 2022 grant, $1,739,540; Mr. Schneberger’s 2022 grants, $840,857.
(9)
The amounts reported in this column represent the annual non-equity incentive plan compensation earned by our named executive officers under the EIP in 2022 and 2021, and its predecessor plan (known as the PQIP) in 2020 as a result of the achievement of certain Company performance objectives, as described above.

(10)	The amounts shown in the All Other Compensation column for 2022, 2021, and 2020 include the following:
2022 All Other Compensation Table
Executive	Year	401(k) Plan Company Match ($)	401(k) Plan Company Contribution ($)	PRA SERP Company Contribution ($)	Relocation Expenses ($)	Life Insurance ($)	Severance ($)	Dividends Equivalents ($)(1)	Housing, Car, and Tax Prep Allowance ($)	Total Other Comp ($)
Mr. Bitting(2)	2022	9,150	18,300	41,941	10,566	1,116	—	275,521	—	356,594
	2021	8,700	17,400	10,522	2,971	1,036	—	28,111	—	68,740
	2020	8,550	17,100	14,314	22,175	1,371	—	—	—	63,510
Mr. Feehan	2022	9,150	12,200	14,941	—	1,005	—	143,777	—	181,073
	2021	8,700	11,600	2,296	—	842	—	24,057	—	47,495
	2020	8,076	11,400	4,755	—	1,261	—	—	—	25,492
Mr. Koscinski	2022	9,150	12,200	22,409	—	1,314	—	355,706	—	400,779
	2021	8,700	11,600	10,675	—	1,314	—	28,111	28,971	89,371
	2020	8,550	11,400	15,251	—	1,915	—	—	26,004	63,120
Mr. Vann(3)	2022	2,588	—	—	212,953	266	—	—	—	215,807
Mr. Whittleston(4)	2022	5,863	—	—	—	—	—	—	6,979	12,842
Mr. Chariag(5)	2022	—	—	—	—	514	1,280,000	966,687	—	2,247,201
	2021	—	11,600	48,463	—	1,542	—	123,446	—	185,051
	2020	—	11,400	65,602	—	2,388	—	—	—	79,390
Mr. Schneberger(6)	2022	9,150	—	—	—	1,077	—	193,471	—	203,698
	2021	8,700	11,600	8,316	—	1,175	—	13,509	—	43,300
	2020	8,550	—	—	—	1,820	—	—	—	10,370
(1)	Represents the $1.80 per share dividend paid when RSUs vested in 2021 and the $1.80 per share and $3.20 per share dividends paid when RSUs and PSUs vested in 2022.
(2)
Mr Bitting’s relocation expenses for: 2020 consisted of $16,625 plus a reimbursement of $5,550 for income taxes owed with respect to such reimbursement; 2021 consisted of $2,090 plus a reimbursement of $881 for income taxes owed with respect to such reimbursement; 2022 consisted of $6,408 plus a reimbursement of $4,158 for income taxes owed with respect to such reimbursement.

(3)	Mr. Vann's relocation expenses consisted of $154,398 plus a reimbursement of $58,555 for income taxes owed with respect to such reimbursement.
(4)
Mr. Whittleston's 401(k) match is a company match on his UK DC pension scheme. Mr. Whittleston was paid in GBP in 2022; the above USD amounts were converted using December 2022 month-end foreign exchange rate of $1.21.

(5)
Mr. Chariag’s employment with the company was terminated without cause by the Board of Directors on April 25, 2022. As a result, he was entitled to the severance payment as described in the “Transition and General Release Agreement with Mr. Chariag” section above.

(6)	Mr. Schneberger’s employment with the company terminated upon his resignation effective on November 29, 2022.
2023 PROXY STATEMENT	51

2022 Grants of Plan-Based Awards
The following table summarizes plan-based awards granted to our named executive officers for the year ended December 31, 2022.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: # of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Bitting	EIP	—	145,000	483,334	966,668	—	—	—	—	—
	RSU Grant	1/17/2022	—	—	—	—	—	—	72,887	750,007
	RSU Grant	1/17/2022	—	—	—	—	—	—	145,773	1,500,004
	PSU Grant	1/17/2022	—	—	—	12,148	24,295	48,590	—	217,440
	PSU Grant	5/03/2022	—	—	—	12,438	24,876	49,752	—	202,988
Mr. Feehan	EIP	—	84,375	281,250	562,500	—	—	—	—	—
	RSU Grant	1/17/2022	—	—	—	—	—	—	72,887	750,007
	RSU Grant	1/17/2022	—	—	—	—	—	—	145,773	1,500,004
	PSU Grant	1/17/2022	—	—	—	12,148	24,295	48,590	—	217,440
Mr. Koscinski	EIP	—	82,875	276,250	552,500	—	—	—	—	—
	RSU Grant	1/17/2022	—	—	—	—	—	—	72,887	750,007
	RSU Grant	1/17/2022	—	—	—	—	—	—	121,477	1,249,998
	PSU Grant	1/17/2022	—	—	—	12,148	24,295	48,590	—	217,440
Mr. Vann	EIP	—	24,750	82,500	165,000	—	—	—	—	—
	RSU Grant	8/11/2022	—	—	—	—	—	—	14,750	137,765
Mr. Whittleston	EIP	—	11,692	38,974	77,948	—	—	—	—	—
Mr. Chariag	EIP	—	89,951	299,836	599,672	—	—	—	—	—
	RSU Grant	1/17/2022	—	—	—	—	—	—	291,546	3,000,008
	RSU Grant	1/17/2022	—	—	—	—	—	—	194,363	1,999,995
	PSU Grant	1/17/2022	—	—	—	48,591	97,181	194,362	—	869,770
Mr. Schneberger	EIP	—	—	—	—	—	—	—	—	—
	RSU Grant	1/17/2022	—	—	—	—	—	—	72,887	750,007
	RSU Grant	1/17/2022	—	—	—	—	—	—	145,773	1,500,004
	PSU Grant	1/17/2022	—	—	—	12,148	24,295	48,590	—	217,440
	PSU Grant	5/03/2022	—	—	—	12,438	24,876	49,752	—	202,988
(1)
Represents potential payments pursuant to the 2022 EIP, the Company’s performance-based annual non-equity incentive plan. Actual amounts earned by the named executive officer under the EIP with respect to 2022 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
Represents grants made to the named executive officers of PSUs that will vest in February 2025 subject to achievement of TSR performance over the three-year performance period ending December 31, 2024 described above under “Long-Term Equity Based Incentive Awards” in the Compensation Discussion and Analysis, generally subject to continued service through the applicable vesting date. Depending on the level of achievement of the performance goals, an amount ranging from 0% to 200% of the target number of PSUs granted may actually be earned.

(3)
Represents grants made to the named executive officers of RSUs that vest in either July 1, 2023 or three equal annual installments beginning on January 5, 2023], generally subject to continued service through the applicable vesting date.

(4)
Amounts shown reflect the aggregate grant date fair value of the equity awards granted in 2022, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. See note (6) to the Summary Compensation Table above.

52	2023 PROXY STATEMENT

2022 Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2022.
		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable (#)	# of Securities Underlying Unexercised Options Unexercisable (#)(11)	Equity incentive plan awards: # of Securities Underlying Unexercised Unearned Options (#)(11)	Option Exercise Price ($)(12)	Option Expiration Date	# of Shares or Units of Stock That have Not Vested (#)(13)(14)	Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)(13)(14)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(15)
Mr. Bitting
	5/4/2016(1)(2)	38,064	38,064	38,064	3.04	5/4/2026	—	—	—	—
	1/20/2020(3)	—	—	—	—	—	7,506	76,861	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	22,516	199,492
	1/18/2021(5)	—	—	—	—	—	32,489	287,853	—	—
	1/18/2021(6)	—	—	—	—	—	—	—	16,244	143,922
	1/17/2022(7)	—	—	—	—	—	72,887	646,070	—	—
	1/17/2022(8)	—	—	—	—	—	145,773	1,291,549	—	—
	1/17/2022(9)	—	—	—	—	—	—	—	24,295	215,254
	5/3/2022(9)	—	—	—	—	—	—	—	24,876	220,401
Mr. Feehan
	9/19/2007(10)	—	—	—	—	—	—	—	5,270	46,692
	2/24/2010(10)	—	—	—	—	—	—	—	8,316	73,680
	1/15/2017(1)	6,620	6,621	6,621	3.98	1/15/2027	—	—	—	—
	1/20/2020(3)	—	—	—	—	—	5,254	46,550	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	5,253	46,542
	1/18/2021(5)	—	—	—	—	—	22,742	201,494	—	—
	1/18/2021(6)	—	—	—	—	—	—	—	11,371	100,747
	1/17/2022(7)	—	—	—	—	—	72,887	645,779	—	—
	1/17/2022(8)	—	—	—	—	—	145,773	1,291,549	—	—
	1/17/2022(9)	—	—	—	—	—	—	—	24,295	215,254
Mr. Koscinski
	10/2/2017	37,175	—	—	11.97	10/2/2027	—	—	—	—
	10/2/2017	18,587	—	—	11.97	10/2/2027	—	—	—	—
	1/20/2020(3)	—	—	—	—	—	7,506	66,503	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	22,516	199,492
	1/18/2021(5)	—	—	—	—	—	32,489	287,853	—	—
	1/18/2021(6)	—	—	—	—	—	—	—	16,244	143,922
	1/17/2022(7)	—	—	—	—	—	72,887	645,779	—	—
	1/17/2022(8)	—	—	—	—	—	121,477	1,076,286	—	—
	1/17/2022(9)	—	—	—	—	—	—	—	24,295	215,254
Mr. Vann
	8/11/2022(8)	—	—	—	—	—	14,750	130,744	—	—
Mr. Whittleston
	—	—	—	—	—	—	—	—	—	—
Mr. Chariag
	8/9/2018	241,316	—	—	12.50	8/9/2028	—	—	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	92,558	820,064
	1/18/2021(6)	—	—	—	—	—	—	—	28,424	251,837
	1/17/2022(9)	—	—	—	—	—	—	—	10,117	89,637
Mr. Schneberger
	—	—	—	—	—	—	—	—	—	—
(1)
Performance-based stock options that would have vested on the achievement of the MOI Target, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. On March 7, 2023, all outstanding MOI Target vesting options were cancelled due to the failure of the MOI Target.

(2)	These options were granted in an exchange of equity in connection with a prior corporate reorganization.
(3)
Time-based restricted stock units will vest in three equal annual installments beginning on January 20, 2021, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

2023 PROXY STATEMENT	53

(4)
Performance-based performance stock units will vest following the end of the performance period, December 31, 2022, subject to the achievement of performance goals between the period of January 1, 2020 and December 31, 2022, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(5)
Time-based restricted stock units will vest in three equal annual installments beginning on January 5, 2022, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

(6)
Performance-based performance stock units will vest following the end of the performance period, December 31, 2023, subject to the achievement of performance goals between the period of January 1, 2021 and December 31, 2023, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(7)
Time-based restricted stock units will vest in three equal annual installments beginning on January 5, 2023, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

(8)
Time-based restricted stock units will vest in full on July 1, 2023, generally provided that the named executive officer is still providing services on the vesting date to us or one of our subsidiaries.

(9)
Performance-based performance stock units will vest at the end of the performance period, December 31, 2024, subject to the achievement of performance goals between the period of January 1, 2022 and December 31, 2024, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(10)
Performance-based restricted shares will vest on achievement of the MOI Target, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. On March 7, 2023, all outstanding MOI Target vesting restricted shares were cancelled due to the failure of the MOI Target.

(11)	On September 28, 2017, the numbers of shares underlying outstanding Class A option awards were adjusted to reflect a stock split of 1 Class A share to 8.8275 common shares.
(12)
On September 28, 2017, the option exercise prices of outstanding option awards were adjusted to reflect the corporate reorganization described in note 2. On December 14, 2020, our Board authorized a reduction in the per share option exercise prices of outstanding option awards by $1.80, the amount per share of a special dividend declared by the Board. On August 2, 2021, our Board authorized a reduction in the option exercise prices of outstanding option awards by $3.20, the amount per share of a special dividend declared by the Board.

(13)
On September 28, 2017, the numbers of restricted shares granted pursuant to outstanding restricted stock agreements were adjusted. The restricted stock awards granted to the named executive officers between April 30, 2015 and January 15, 2017 were adjusted to reflect the conversion of 1 Class B share to 15 common shares.

(14)
The Board declared special cash dividends on December 14, 2020 and August 2, 2021. Pursuant to Section 4.5 of the 2017 Plan, the Board is authorized to make an equitable adjustment to the terms of any outstanding equity awards which might be impacted by changes in the Company’s capital structure, including payment of an extraordinary dividend. In connection with the special dividend, the Board determined to pay a dividend equivalent equal to the special cash dividend to holders of outstanding equity awards as the underlying shares subject of those awards vest. To the extent those dividend equivalent payments are paid to named executive officers, they will be reported as cash compensation in the year they are received.

(15)	Fair market value has been determined based on the fair market value per share of our Common Stock of $8.86, which was the closing price of a share of our Common Stock as of December 31, 2022.
54	2023 PROXY STATEMENT

Option Exercises and Stock Vested in 2022
The following table shows amounts realized by our named executive officers upon the exercise of options and the vesting of restricted stock units and performance stock units during the year ended December 31, 2022.
	Option Exercises		Stock Awards
Executive	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Mr. Bitting	—	—	56,196	585,293
Mr. Feehan	6,620	56,138	32,849	339,859
Mr. Koscinski	19,861	168,421	88,685	918,955
Mr. Vann	—	—	—	—
Mr. Whittleston	—	—	—	—
Mr. Chariag	—	—	406,278	4,220,668
Mr. Schneberger	—	—	56,238	576,964
(1)
Amounts reflect the aggregate dollar value realized upon exercise by multiplying the number of options that were exercised by the market value of the underlying Common Stock on the applicable exercise date and subtracting the aggregate exercise price.

(2)
Amounts reflect the aggregate dollar value realized upon vesting by multiplying the number of restricted stock units and performance stock units that vested by the market value of the underlying Common Stock on the applicable vesting date.

Retirement Plan Benefits
We maintain the Ecovyst 401(k) Savings Plan, a tax-qualified 401(k) defined contribution plan, in which substantially all of our full-time U.S. employees, including our named executive officers, are eligible to participate. We currently provide an employer contribution equal to 4% of qualifying earnings and an employer matching contribution equal to 50% of a participant’s contributions up to 6% of qualifying earnings, subject to limits established by the Internal Revenue Code. As described in more detail below, our named executive officers participate in the Ecovyst Non-Qualified Personal Retirement Account Excess Savings Plan, an excess benefit plan designed to provide supplemental contributions that cannot be provided under our 401(k) plan due to Internal Revenue Code limits. We believe these plans provide our named executive officers with an opportunity for tax-efficient savings and long-term financial security.
Nonqualified Deferred Compensation
All of our named executive officers participate in the Ecovyst Non-Qualified Personal Retirement Account Excess Savings Plan, or the PRA SERP. The PRA SERP is an excess benefit plan designed to provide supplemental Personal Retirement Account contributions that cannot be provided under our 401(k) plan due to Internal Revenue Code limits. The plan is administered by a committee appointed by the board of directors of Ecovyst Catalyst Technologies LLC.
Contributions — There are no executive contributions under the PRA SERP. Each plan year, we credit to participant accounts under the PRA SERP the excess of (a) the amount that would have been credited for that year to the participant’s Personal Retirement Account under our 401(k) plan disregarding the dollar limits imposed by the Internal Revenue Code for maximum annual compensation over (b) the amount that was actually so credited. The plan administrator may from time to time also elect to make special contributions to participant accounts.
Earning and losses — Participant accounts are deemed to be invested in Vanguard target retirement funds based on a participant’s age. At the end of each calendar quarter, we adjust participant accounts with earnings/losses equal to that calendar quarter’s return for the applicable target retirement fund.
Vesting and distributions — Participants vest in their accounts under the PRA SERP upon completion of three years of service or, if earlier, upon the participant’s death or disability or a change in control. The value of a participant’s vested account balance is paid in a
2023 PROXY STATEMENT	55

lump sum on the first to occur of the participant’s separation from service or disability, provided that distributions to “key employees” within the meaning of Section 416(i) of the Internal Revenue Code as of the date of the participant’s separation from service will not be made until six (6) months after the participant’s separation from service or, if earlier, the participant’s death.
The following table provides information regarding participation by our named executive officers in the PRA SERP during the year ended December 31, 2022.
Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Bitting	—	41,941	-55,911	—	30,428
Mr. Feehan	—	14,941	-4,225	—	21,333
Mr. Koscinski	—	22,409	-13,482	—	72,582
Mr. Vann	—	—	—	—	—
Mr. Whittleston	—	—	—	—	—
Mr. Chariag	—	—	-23,863	143,967	—
Mr. Schneberger(4)	—	—	-1,853	—	11,500
(1)	Represents Company contributions with respect to 2022 that were credited in 2023. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)	Earnings are credited quarterly, based on the returns of the appropriate Vanguard Retirement Fund.
(3)	Represents balances under the PRA SERP plan as of December 31, 2022 and does not include amounts attributable to Company contributions made with respect to 2022 but not credited until 2023.
(4)	Mr. Schneberger’s SERP distribution is delayed for 6 months after termination under 409A of the Internal Revenue Code.
Potential Payments Upon Termination or Change in Control
Cash Severance
Messrs. Bitting, Feehan, and Koscinski each are party to a severance agreement with us that provides them with severance protections and benefits in the event of certain qualifying terminations of their employment.
The severance agreements provide for the severance payments and benefits described below in connection with specified termination events, subject to the named executive officer’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described below. The terms “cause”, “good reason” and “disability” are each defined in the applicable agreements.
Under the terms of their severance agreements, in the event of a termination of the named executive officer’s employment by the Company without cause or by the named executive officer with good reason, each named executive officer will receive: (i) his base salary and target annual incentive bonus for a two-year period following termination paid in equal installments over such two-year period in accordance with the normal payroll practices of the Company; (ii) a pro rata amount of the annual incentive bonus that would have been payable in the year of termination based on the number of days the named executive officer was employed during the calendar year and subject to the Company’s achievement of applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses under the EIP are normally paid; and (iii) continuation of health benefits at active employee rates for 24 months (or until the named executive officer otherwise becomes eligible for health benefits as a result of commencing new employment) to the extent permitted by the applicable benefit plan, or reimbursement of the costs for such coverage under COBRA.
The severance agreements also provide if the employment of a named executive officer is terminated due to death or disability, the individual (or his estate) will receive a pro rata amount of his target annual incentive bonus.
Each of the severance agreements provides that in the event that all or any portion of the payments or benefits provided under the severance agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue
56	2023 PROXY STATEMENT

Code, the named executive officer will be entitled to receive an amount equal to the greater of (on an after-tax basis) (i) the amount of such payments or benefits reduced so that no portion of the payments and benefits would fail to be deductible under Section 280G, or (ii) the amount otherwise payable reduced by all taxes, including the excise tax imposed under Section 4999 of the Internal Revenue Code.
The severance agreements for each named executive officer contain restrictive covenants for the benefit of the Company, including two-year post termination non-compete and non-solicitation covenants, a prohibition of disclosure of confidential information, an assignment of inventions and patents to the Company and perpetual confidentiality and non-disparagement covenants.
Messrs. Vann and Whittleston are covered by the Amended and Restated Severance Plan of Ecovyst Catalyst Technologies LLC, first effective as of January 1, 2020 (the “Severance Plan”). Under the terms of the Severance Plan, they are eligible to receive two weeks’ notice of termination, in addition to the severance payments. The severance payments consist of 52 weeks of severance pay, plus two weeks for each completed year of service with credit for a partial year, up to a maximum of 78 weeks. In addition, the severance payments include an amount equal to their target bonus for each year of severance paid, plus a pro rata target bonus for each fractional year of severance paid. These amounts will be paid in equal installments over the severance period. Finally, they are eligible to receive a pro rata amount of any annual incentive bonus that would have been payable in the year of termination based on actual achievement of the applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses are normally paid, provided the effective date of termination was on or after July 1 in the year of termination; as well as continuation of health benefits at active employee rates over the severance period (or until they otherwise have access to substantially equivalent health benefits as a result of commencing new employment).
The terms of Mr. Chariag’s separation agreement, along with the forms and amounts of actual severance paid, are discussed above in the section entitled “Transition and General Release Agreement with Mr. Chariag.”
Equity Awards
The non-vested portion of equity awards subject to time vesting will forfeit upon a change of control of the Company unless the successor determines to maintain the awards for executives whose employment continues.
Equity awards subject to performance vesting based on the MOI Target would have vested and, as applicable, become exercisable upon a change of control only if such change of control resulted in the MOI Target being satisfied. On March 7, 2023, all outstanding MOI Target vesting shares and options were canceled due to the failure of the MOI Target. A portion of the PSUs granted in 2021, 2022 and 2023 may be deemed earned and may vest upon a change of control, with such portion to be determined by the Compensation Committee based on the level of achievement of the applicable performance measures prior to the change of control.
As of December 31, 2022, Messrs. Bitting and Feehan held performance vesting equity awards that would have vested upon the achievement of the MOI Target. Upon a termination of the named executive officer’s employment due to death, disability, retirement, without cause, or for good reason (if applicable), equity awards subject to performance vesting based on the MOI Target would have vested, and as applicable, become exercisable, only if the MOI Target was satisfied on or before the six-month anniversary of the termination of employment. On March 7, 2023, all outstanding MOI Target vesting shares and options were canceled due to the failure of the MOI Target.
Upon a termination of the named executive officer’s employment due to disability, retirement, without cause, or for good reason (if applicable), a pro rata portion of the target number of PSUs granted in 2021, 2022 and 2023 will remain outstanding until the applicable vesting date of the award and will be eligible to be earned based on actual performance, with such pro rata portion based on the number of days of the performance period that occurred prior to the termination of employment. Upon a termination of the named executive officer’s employment due to death, a pro rata portion of the target number of PSUs granted in 2021, 2022 and 2023 will be deemed earned at target levels and will vest, with such pro rata portion based on the number of days of the performance period that occurred prior to the named executive officer’s death.
With respect to time-based restricted stock units granted in the period from 2021-2023, and outstanding time-based stock options, there would be no acceleration of vesting on a termination of employment prior to the applicable vesting date of the award.
2023 PROXY STATEMENT	57

Severance Benefits
The tables below show the estimated value of the severance benefits that each of our currently employed named executive officers would have been entitled to receive if his employment was terminated by us without cause or by the named executive officer for good reason or the termination was due to death, disability, or retirement. The table below assumes that such termination occurred on December 31, 2022. The table below also shows the estimated value associated with the acceleration of certain outstanding equity awards upon death, disability or retirement, assuming that one of those events occurred on December 31, 2022. The actual amounts that would be paid to any named executive officer can only be determined at the time an actual termination of employment or death, disability or retirement occurs, and could vary from those listed below.
	Termination without Cause or for Good Reason without a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Mr. Bitting	2,800,000	56,014	—	2,856,014
Mr. Feehan	1,312,500	56,014	—	1,368,514
Mr. Koscinski	1,402,500	16,228	—	1,418,728
Mr. Vann	562,615	30,341	—	592,956
Mr. Whittleston	362,795	30,341	—	393,136
	Termination without Cause or for Good Reason with a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Mr. Bitting	2,800,000	56,014	—	2,856,014
Mr. Feehan	1,312,500	56,014	—	1,368,514
Mr. Koscinski	1,402,500	16,228	—	1,418,728
Mr. Vann	562,615	30,341	—	592,956
Mr. Whittleston	362,795	30,341	—	393,136
Change of Control - No Termination
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Mr. Bitting	—	—	—	—
Mr. Feehan	—	—	—	—
Mr. Koscinski	—	—	—	—
Mr. Vann	—	—	—	—
Mr. Whittleston	—	—	—	—
	Termination Due to Death, Disability or Retirement
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Mr. Bitting	—	—	241,142	241,142
Mr. Feehan	—	—	138,902	138,902
Mr. Koscinski	—	—	167,682	167,682
Mr. Vann	—	—	—	0
Mr. Whittleston	—	—	—	0
(1)
Represents the cash severance amounts that would have been payable as a result of the event described in the table above, based on the named executive officer’s base salary and target bonus amount in effect as of December 31, 2022, and without including any accrued but unpaid compensation, paid time – off or any bonus earned with respect to 2022 performance (pro rata or otherwise). The cash severance amounts that would have been payable to each of our named executive officers in connection with a termination of employment under various circumstances are described in more detail above.

(2)
Represents the estimated value of the Company – paid portion of the premium for health benefits for the applicable period. For purposes of these calculations, the estimates are based on the Company’s contribution rates as in effect on January 1, 2023.

(3)
Represents the value of pro rata portion of the target number of PSUs granted in 2021 and 2022 assuming that the named executive officer’s death, disability, or retirement occurred on December 31, 2022.

58	2023 PROXY STATEMENT

CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.
The median of the annual total compensation of all employees in our Company for 2022, except for our Chief Executive Officer, was $121,531. We would note that the median employee we used for the 2021 CEO Pay Ratio was no longer employed at the end of 2022, and we substituted an employee with substantially similar compensation for the 2022 CEO Pay Ratio calculation because we believe that there was no change in our employee population or employee compensation arrangements that would significantly affect the 2022 CEO Pay Ratio calculation. Specifically, we chose the employee whose 2022 compensation was substantially similar to the actual median employee used for 2021 based on the same compensation measure originally used to identify such employee. The total annualized compensation for our Chief Executive Officer for 2022 was $2,601,490. The resulting 2022 ratio of annual total compensation of our Chief Executive officer to the median of the annual total compensation of all of our other employees is estimated to be 21.41:1.
We chose a measurement date of December 31, 2022 for identifying our median employee. We examined the annual base salary or base rate of pay of all our employees, excluding our Chief Executive Officer, who were employed by us on December 31, 2022. We included all U.S. and non-U.S. employees who worked full-time, part-time or as interns. The use of annual base salary or base rate of pay is a consistently applied compensation measure that we believe reasonably reflects the compensation for our employee population.
We employed two Chief Executive Officers who constituted Principal Executive Officers in 2022. Mr. Bitting served as the Chief Executive Officer on the date we selected to identify the median employee, and we annualized his compensation for purposes of calculating the CEO Pay Ratio.
In the cases where a full-time or a regular scheduled part-time employee was employed on December 31, 2022, but was not employed by the Company for all of 2022, the base salary or base rate of pay was annualized. Regular scheduled part-time employees were not converted into full-time equivalents. Annual base salary or base rate of pay, as applicable, includes overtime, shift premium, vacation and paid sick time. The base salaries or base rates of pay of non-U.S. employees were converted into U.S. dollars using the Company’s internal year to date average exchange rates.
After identifying the median employee based on the above methodology, we calculated that individual’s total annual compensation using the same methodology set forth in the 2022 Summary Compensation Table in this Proxy Statement.
2023 PROXY STATEMENT	59

Pay-versus-Performance

Year	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(2)	Compensation Actually Paid to First PEO(1)(6)	Compensation Actually Paid to Second PEO(2)(6)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(6)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income (Dollars in thousands)	Adjusted EBITDA (Dollars in thousands)
							Total Shareholder Return	Peer Group Total Shareholder Return(5)
2022	$8,958,314	$4,378,660	($306,892)	$3,755,040	$2,232,721	$1,293,593	$81	$128	$69,800	$276,800
2021	$8,953,055	N/A	$7,292,777	N/A	$2,421,693	$2,056,217	$89	$141	$1,800	$227,600
2020	$5,580,953	N/A	$5,124,015	N/A	$1,926,164	$1,748,569	$93	$111	$54,300	$192,600
(1)
The Principal Executive Officer (“PEO”) for 2020, 2021, and 2022, referenced as “First PEO”, was Belgacem Chariag, former Chairman, President, and Chief Executive Officer (whose employment was terminated without cause by the Board on April 25, 2022).

(2)	The PEO for 2022, referenced as “Second PEO”, was Kurt J. Bitting, Chief Executive Officer (effective as of April 25, 2022).
(3)
The non-PEO Named Executive Officers (“NEOs”) for 2022 and their respective titles during such year were Michael Feehan, Vice President and Chief Financial Officer; Joseph S. Koscinski, Vice President, General Counsel and Secretary; George L. Vann, Jr., Vice President and President — Ecoservices; Paul Whittleston, Vice President – Strategy and Business Development; and Thomas Schneberger, President of Ecovyst and President — Catalyst Technologies (who resigned effective November 29, 2022). The non-PEO NEOs for 2021 and their respective titles during such year were Thomas Schneberger, Vice President and President — Catalyst Technologies; Kurt Bitting, Vice President and President — Ecoservices; Michael Feehan, Vice President and Chief Financial Officer; Joseph S. Koscinski, Vice President, General Counsel and Secretary; Albert F. Beninati, Jr., Vice President and President — Performance Chemicals (whose employment terminated on August 2, 2021 in connection with the sale of the Performance Chemicals business); and Michael Crews, Executive Vice President and Chief Financial Officer (who retired from the Company effective September 30, 2021). The non-PEO NEOs for 2020 and their respective titles during such year were Michael Crews, Executive Vice President and Chief Financial Officer; Ray Kolberg, Vice President and President — Catalysts (who resigned effective March 15, 2021); Joseph S. Koscinski, Vice President, General Counsel and Secretary; Albert F. Beninati, Jr., Vice President and President, Performance Chemicals; and Scott Randolph, Vice President and President, Performance Materials (whose employment terminated on December 14, 2020 in connection with the sale of the Performance Materials business).

(4)
For purposes of calculating the cumulative total shareholder return, the measurement period is the market close on the last trading day before fiscal year 2020, through and including the end of the fiscal year for which cumulative total shareholder return is being calculated. TSR and peer group TSR has been calculated based on a fixed investment of one hundred dollars at the measurement point.

(5)
The peer group used in this calculation is defined as the “2023 Compensation Peer Group” on page 38. The returns of each issuer of the group were weighted according to the respective issuers’ stock market capitalization at the beginning of the period for which a return is indicated.

(6)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718.

Year	Summary Compensation Table Total for First PEO	Exclusion of Stock Awards and Option Awards for First PEO	Inclusion of Equity Values for First PEO	Compensation Actually Paid to First PEO(1)
	(a)	(b)	(c)	(d)
2022	$8,958,314	($5,869,774)	($3,395,432)	($306,892)
2021	$8,953,055	($6,000,007)	$4,339,729	$7,292,777
2020	$5,580,953	($3,999,998)	$3,543,060	$5,124,015
Year	Summary Compensation Table Total for Second PEO	Exclusion of Stock Awards and Option Awards for Second PEO	Inclusion of Equity Values for Second PEO	Compensation Actually Paid to Second PEO(1)
	(a)	(b)	(c)	(d)
2022	$4,378,660	($2,670,440)	$2,046,819	$3,755,040
Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(1)
	(a)	(b)	(c)	(d)
2022	$2,232,721	($1,498,620)	$559,493	$1,293,593
2021	$2,421,693	($1,333,333)	$967,858	$2,056,217
2020	$1,926,164	($930,005)	$752,409	$1,748,569
(1)	The calculation used for Compensation Actually Paid is columns (a) + (b) + (c) = (d)
60	2023 PROXY STATEMENT

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:
Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for First PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for First PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for First PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for First PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for First PEO	Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Included for First PEO	Total Inclusion of Equity Values for First PEO(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$52,192	($254,446)	—	$34,177	($3,227,355)	—	($3,395,432)
2021	$5,150,840	($858,578)	—	$47,466	—	—	$4,339,729
2020	$4,202,039	($196,873)	—	($462,107)	—	—	$3,543,060
Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Second PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Second PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Second PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Second PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Second PEO	Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Included for Second PEO	Total Inclusion of Equity Values for Second PEO(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$2,199,740	($159,076)	—	$6,156	—	—	$2,046,819
Year	Average Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non- PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Included for Non-PEO NEOs	Total Average Inclusion of Equity Values for Non-PEO NEOs(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$811,571	($51,158)	—	$840	($201,761)	—	$559,493
2021	$1,109,321	($148,209)	—	$6,746	—	—	$967,858
2020	$969,619	($42,613)	—	($174,596)	—	—	$752,409
(1)	The calculation used for Compensation Actually Paid is columns (a) + (b) + (c) + (d) + (e) + (f) = (g).
2023 PROXY STATEMENT	61

* Assumes $100 invested at market close of 12/31/2019 in stock or index, including reinvestment of dividends.

* Assumes $100 invested at market close of 12/31/2019 in stock or index, including reinvestment of dividends.

62	2023 PROXY STATEMENT

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance.

Financial Performance Measures
Adjusted EBITDA	Adjusted Free Cash Flow	TSR
Equity Compensation Plan Information
The following table gives information, as of December 31, 2022, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The SIP and the 2017 Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,625,247	7.24	10,065,830
Equity compensation plans not approved by security holders	0	0	0
Total	4,625,247	7.24	10,065,830
(a)
Represents the number of underlying shares of our Common Stock associated with outstanding options, RSUs and PSUs under stockholder-approved plans and includes 825,220 stock options granted under the SIP, 695,777 stock options granted under the 2017 Plan, 2,464,718 RSUs granted under the 2017 Plan, and 639,532 PSUs granted under the 2017 Plan assuming performance at 100% of target.

(b)
Represents weighted-average exercise price of options outstanding under the SIP and the 2017 Plan and takes into account the reduction in option exercise prices of outstanding option awards by $5.00, which is equal to the $1.80 per share of a special dividend declared by our Board on December 14, 2020 plus the $3.20 per share of a special dividend declared by our Board on August 2, 2021. See note (a) above with respect to restricted stock units granted under the 2017 Plan. The weighted-average exercise price does not take these awards into account.

(c)
Represents the number of underlying shares of our Common Stock authorized for issuance under future equity awards granted under the 2017 Plan, which reflects PSU performance at 100% of target. At maximum performance of 200% of target, the number of securities remaining available for future issuance under equity compensation plans would decrease to 9,426,298.

2023 PROXY STATEMENT	63

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. Our Board and the Compensation Committee expect to consider the voting results when making future compensation decisions.
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that our executive compensation program enables us to attract, retain, and motivate a high-performing executive management team that improves our fundamental financial performance and provides value to the Company and its stockholders.
We ask for your advisory vote on the following resolution:
“RESOLVED, that the stockholders hereby approve the compensation of Ecovyst Inc.’s named executive officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Generally, approval of any matter presented to stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and voting on the matter. However, because this vote is advisory and non-binding there is no “required” vote that would constitute approval.
Your Board unanimously recommends that you vote “FOR” approval of this proposal.
64	2023 PROXY STATEMENT

AUDIT COMMITTEE MATTERS
Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and the New York Stock Exchange, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Further, the Board has determined that one of our members (Ms. Ward) is an audit committee financial expert as defined by the rules of the SEC.
The Audit Committee met six times during fiscal 2022 with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.
We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We have discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We discussed with management, the internal auditors and PwC the Company’s internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and their audit efforts.
We discussed and reviewed with PwC their communications required by the Standards of the PCAOB and, with and without management present, discussed and reviewed the results of PwC’s audit of the Company’s financial statements. We also discussed the results of the internal audits with and without management present.
We reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2022 with management and PwC. Management has the responsibility for the preparation of the Company’s financial statements, and PwC has the responsibility for the audit of those statements.
Based on these reviews and discussions with management and PwC, we approved the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for the year ended December 31, 2023, subject to ratification by the Company’s stockholders.
Audit Committee
Susan F. Ward, Chairperson
Bryan K. Brown
Robert Coxon
Kyle Vann
2023 PROXY STATEMENT	65

Audit and Other Fees
The aggregate fees that Ecovyst paid for professional services rendered by PwC for the fiscal year ended December 31, 2022 and the fiscal year ended December 31, 2021 were:
	Fiscal 2022	Fiscal 2021
Audit	$3,073,065	$3,612,000
Audit Related	$58,858	$1,393,000
Tax	$315,000	$939,145
All Other	$4,150	$9,850
Total	$3,451,073	$5,953,995
•
Audit fees were for professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC.

•
Audit related fees were for audits and reviews not required under securities laws, as well as accounting consultations, and other assurance-related services such as statutory interim reviews and carve-out audits.

•	Tax fees were for professional services related to tax compliance and tax consulting services, including assistance with tax audits.
•	All other fees were for technical research software license fees and non-audit services.
The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. Our policies prohibit Ecovyst from engaging PwC to provide any non-audit services prohibited by applicable SEC rules. In addition, we evaluate whether Ecovyst’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence and objectivity. After review of the non-audit services provided, we concluded that PwC’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.
PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. We are asking stockholders to ratify this appointment. PwC has served as our independent registered public accounting firm since 2015. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
The Board recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.
66	2023 PROXY STATEMENT

OTHER INFORMATION
Stockholder Proposals for the 2024 Annual Meeting
Our stockholders may submit a proposal to be considered for a vote at our 2024 annual meeting of stockholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Bylaws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).
Under Rule 14a-8, a stockholder who intends to present a proposal at the 2024 annual meeting of stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than December 8, 2023. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355, Attn: Secretary.
In addition, a stockholder may nominate a director or present any other proposal at the 2024 annual meeting of stockholders by complying with the requirements set forth in Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our Bylaws by providing written notice of the nomination or proposal to our Secretary no earlier than January 11, 2024 and no later than February 10, 2024. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Bylaws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our Bylaws.
Annual Report on Form 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2022 is available without charge to each stockholder, upon written request to the Secretary at our principal executive offices at 300 Lindenwood Drive, Malvern, Pennsylvania 19355 and is also available by clicking “SEC Filings” in the Investors section of our website, www.ecovyst.com.
Stockholder Account Maintenance
Our transfer agent is American Stock Transfer and Trust Company, LLC (“AST”). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Ecovyst stock and similar issues, can be handled by calling AST toll-free at (800) 937-5449 or by accessing AST’s website at www.astfinancial.com.
Householding of Proxy Materials
Like many other companies, brokers, banks, and nominee record holders, Ecovyst participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and 2022 Annual Report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. However, a separate proxy card will still be provided for each stockholder sharing an address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Secretary at Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355 or call us at (610) 651-4400. If you receive multiple copies of our Proxy Statement and 2022 Annual Report at your household and wish to receive only one, please notify your broker or contact our Secretary.
Other Matters
At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.
2023 PROXY STATEMENT	67

Accelerating the transition to a sustainability-driven future

Ecovyst Inc. 300 Lindenwood Drive / Malvern, PA 19355-1740 / (484) 617-1200 **www.ecovyst.com**

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 9, 2023 for shares held directly and by 11:59 P.M. ET on May 7, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 9, 2023 for shares held directly and by 11:59 P.M. ET on May 7, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Kurt J. Bitting 02) David A. Bradley 03) Kevin M. Fogarty

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid by Ecovyst Inc. to its named executive officers.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as Ecovyst Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000603446_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com

ECOVYST INC.
Annual Meeting of Stockholders
May 10, 2023 8:30 a.m. ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints JOSEPH S. KOSCINSKI, as proxy of the undersigned with all the powers the undersigned would possess if present during the 2023 Annual Meeting, and with full power of substitution to appear, represent and vote all shares of common stock of Ecovyst Inc. which the undersigned would be entitled to vote at the 2023 Annual Meeting of Stockholders, to be held at 280 Cedar Grove Road, Conshohocken, PA 19428 on Wednesday, May 10, 2023 at 8:30 a.m. ET, and at any adjournment or postponement thereof.

If the undersigned is a participant in the Ecovyst Inc. Savings Plan and has common stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of common stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the recommendations of the Board of Directors) at the 2023 Annual Meeting and at any adjournment or postponement thereof. If timely instructions are not received by the trustee, the trustee will vote all such shares of stock at the 2023 Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

The Board of Directors recommends a vote FOR the election of all director nominees, FOR Proposal 2 and FOR Proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000603446_2 R1.0.0.6

Continued and to be signed on reverse side